               As filed with the Securities and Exchange Commission on

                                      February 7, 1997
                                                     Registration No.  333-13609

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                            Pre-Effective Amendment No. 1
                                       to the

                           FORM S-1 REGISTRATION STATEMENT
                                        Under
                              The Securities Act of 1933
                              --------------------------

                            KEYPORT LIFE INSURANCE COMPANY
                            ------------------------------
                (Exact name of registrant as specified in its charter)

                  Rhode Island                      05-0302931
         -------------------------------         ----------------
         (State or other Jurisdiction of         (I.R.S. Employer
          incorporation or organization)          Identification
                                                  Number)

                                         6355
               ------------------------------------------------
               (Primary Standard Industrial Classification Code Number)


                            -----------------------------

                                   125 High Street
                             Boston, Massachusetts  02110
                       (Address of Principal Executive Office)

                            -----------------------------

                           Bernard R. Beckerlegge, Esquire
                      Senior Vice President and General Counsel
                                    (617) 526-1610
              (Name, address, and telephone number of agent for service)

                            -----------------------------
Approximate date of commencement of proposed sale to the public. As soon as practicable following effectiveness of this registration statement.

                            -----------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
===============================================
                           CALCULATION OF REGISTRATION FEE

Title of Each   Amount to be   Proposed         Proposed           Amount of
Class of        Registered(1)  Maximum          Maximum            Registration
Securities to                  Offering Price   Aggregate          Fee
be Registered                  Per Unit(1)      Offering Price(2)



Deferred Group                                   $300,000,000      $90,909(3)
and Individual
Annuity
Contracts
and
Participating
Interests
therein


-------------------------


    (1)The amount being registered and the proposed maximum offering price per unit is not applicable in that these contracts are not issued in predetermined amounts or units.


    (2)The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee.

    (3)$100 paid with initial registration.

                    KEYPORT LIFE INSURANCE COMPANY
                  Cross Reference Sheet Pursuant to
                      Regulation S-K, Item 501(b)



Form S-1 Item Number and Caption              Heading in Prospectus
--------------------------------              ---------------------


1.   Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.................Outside Front Cover Page

2.   Inside Front and Outside Back
     Cover Pages of
     Prospectus...............................Inside Front Cover

3.   Summary Information, Risk
     Factors and Ratio of
     Earnings to Fixed Charges................Summary; Accumulation Period

4.   Use of Proceeds..........................Investments by Keyport

5.   Determination of Offering
     Price....................................Description of Contracts and
                                              Certificates

6.   Dilution.................................Not Applicable

7.   Selling Security Holders.................Not Applicable

8.   Plan of Distribution.....................Distribution of Certificate

9.   Description of Securities to
     be Registered............................Description of Contracts and
                                              Certificates

10.  Interests of Named Experts
     and Counsel..............................Experts; Legal Matters

11.  Information with Respect to
     the Registrant...........................The Company; Company Management;
                                              Executive Compensation;
                                              Compensation of Directors;
                                              Financial Statements; Legal
                                              Proceedings

12.  Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities..............................See Part II, Item 17

                        GROUP AND INDIVIDUAL FLEXIBLE PREMIUM
                                  ANNUITY CONTRACTS

                            Keyport Life Insurance Company
                          Executive & Administrative Offices
                     125 High Street, Boston, Massachusetts 02110
                                    (617) 526-1400

SUMMARY


This Prospectus describes interests in group and individual deferred annuity contracts ("Contract(s)") which are designed and offered by Keyport Life Insurance Company ("Keyport" or "Company") to provide retirement benefits for eligible individuals. Eligible individuals include persons who collectively form a group of employees of an employer or participate in certain plans established for eligible individuals and members of other eligible groups.
As required by certain states, the Contract may be offered as an individual Contract. The text that follows and the Glossary of Special Terms at page provide definitions of the defined terms used in this Summary and throughout the Prospectus.


(This "SUMMARY" section continues on page 2.)

The Contract may be sold by or through banks or other depository institutions. The Contract and Certificates: are not insured by the FDIC; are not a deposit or other obligation of, or guaranteed by, the depository institution; and are subject to investment risks, including the possible loss of principal amount invested, as described below.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS SETS FORTH INFORMATION A PROSPECTIVE CONTRACT OWNER SHOULD KNOW BEFORE PURCHASING A CONTRACT. THIS PROSPECTUS SHOULD BE RETAINED FOR FURTHER REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFERING MAY NOT BE LAWFULLY MADE. NO PERSON IS AUTHORIZED BY KEYPORT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH UNAUTHORIZED INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. SURRENDER OF THESE SECURITIES AT TIMES OTHER THAN THE END OF A TERM COULD RESULT IN THE RECEIPT OF LESS THAN THE CONTRACT OWNER'S PREMIUM PAYMENT(S).


                 The date of this Prospectus is          [xx], 1997.

Each individual's interest under a group Contract designed to separately account for individuals' interests ("Allocated Contract") is held in a specific Account established for that individual. Each participant in a Non-Qualified plan and in certain Qualified Plans will be issued a Certificate evidencing interest in an Allocated Contract and will have a 100% vested interest in all values credited to the participant's Account. Under certain Contracts issued with respect to Qualified Plans ("Non-Allocated Contracts"), however, a participant's interest may be vested in the Plan rather than in a Certificate. In such cases, the Certificate will usually be owned by the Trustee(s) of the Plan, and a single Account will be established and held on behalf of all participants in the plan on a non-allocated basis. Each Account is further accounted for by establishing Sub-Accounts.

Unless otherwise noted or the context so requires, all references to "Certificates" include Allocated and Non-Allocated Contracts, Certificates issued thereunder, and Individual Contracts.


An Initial Premium of at least $5,000 per Certificate Owner's Account must accompany the Certificate application or the Enrollment Form for a participant under an Allocated Certificate. An Initial Premium of $500,000 or more requires Keyport's approval. No premium needs to accompany the Group Certificate Application. The Initial Premium is the only premium payment required with respect to a particular Certificate. An Index Sub-Account may be established with a minimum premium payment, transfer, or Indexed Value upon renewal of $1,000. Eligible individuals may make Subsequent Premium payments unless the payment will be made within 10 years of the Income Date.
 The minimum Subsequent Premium is $1,000; the maximum is $100,000. (See "Enrollment Forms and Premium Payments", page ___.)



Premium payments credited to a Certificate Owner's Account become part of the General Account assets of Keyport. Keyport owns its General Account assets, and generally intends to invest these payment amounts in U.S. Government securities and certain commercial debt securities having maturities generally matching the applicable Terms. Keyport may also invest a portion of its assets in various instruments, including equity options, futures, forwards, and other instruments based on the S&P Index to hedge its obligations with respect to Index Sub-Accounts. Keyport may also buy and sell interest rate swaps and caps, Treasury bond futures, and similar instruments to hedge its exposure to changes in interest rates. (See "Investments by Keyport", page ___)



Initial Premium and Subsequent Premium payments may be allocated to two types of Sub-Accounts; an Interest Sub-Account, and an Index Sub-Account(s) of varying durations ("Terms"). The Sub-Accounts are the method used to keep track of a Certificate Owner's values accrued through the crediting of a declared interest rate on an Interest Sub-Account, or accrued through the application of Index Increases or Index Decreases, and End-of-Term Adjustments on an Index Sub-Account. A Certificate Owner may establish only one Interest Sub-Account to which all premium payments and transfers may be allocated. A Certificate Owner may establish multiple Index Sub-Accounts because each premium payment and transfer that is allocated to an Index Sub-Account establishes a new Index Sub-Account.

Interest Sub-Account

Interest is credited to an Interest Sub-Account at an interest rate declared (the "Declared Rate") on the first day of each calendar month and guaranteed for that month. The Declared Rate will never be less than an effective annual rate of 3%. An Interest Sub-Account has an Accumulated Value and a Surrender Value which are used to determine death benefits, transfer and surrender amounts, and annuity values. (See "Interest Sub-Account", page___.)

Index Sub-Account


Index Sub-Accounts have both an Indexed Value and a Surrender Value.
Interest credited to the Indexed Value ("Index Increases") or decreases in Indexed Value ("Index Decreases") may be subject to a minimum ("Floor") and a maximum ("Cap"). As long as the Floor is zero or greater, there will never be any Index Decreases. Index Increases or Index Decreases are calculated by reference to Guaranteed Interest Rate Factors, set and guaranteed at the beginning of the Term for the duration of the Term, which are applied to changes in the Standard & Poor's 500 Composite Stock Price Index ("S&P Index") using a formula set forth in the Certificate.


If the publication of the S&P Index is discontinued or the calculation of the S&P Index is changed substantially, Keyport will substitute a suitable index.

Index Increases, if any, are based on a percentage (Participation Rate) of the percentage increase in the S&P Index since the beginning of the Term. Index Increases are calculated and credited proportionately over the selected Term on each Index Sub-Account Anniversary. The total Index Increases that may be applied to an Index Sub-Account during a Term are subject to a Cap and Floor, both of which are set and guaranteed at the beginning of the Term. (See "Index Sub-Account", page ___.)


If there is no Floor or the Floor is less than zero, and the S&P Index at the first Sub-Account Anniversary is less than it was at the beginning of the Term, an Index Decrease is applied to the Indexed Value of the Sub-Account. If there is no Floor or the Floor is less than zero, and the S&P Index at the first Sub-Account Anniversary is equal to or higher than it was at the beginning of the Term, an Index Decrease will never be applied to the Indexed Value during that Term. Index Decreases are calculated using the same formula as Index Increases except that the Floor may limit the amount of any decrease. The Participation Rate determines the percentage of the decrease which is applied to the Indexed Value and that decrease is applied proportionately over the selected Term. If there are subsequent Index Increases, those increases are first offset by the amount of the Index Decrease applied on each Sub-Account Anniversary. If on a subsequent Sub-Account Anniversary the S&P Index value exceeds the S&P Index value at the beginning of the Term, Index Decreases are no longer proportionately applied to the Indexed Value over the remaining Term and only Index Increases are credited going forward.

The amount of Index Increases credited to an Index Sub-Account may be more or less than the amount of interest credited to an Interest Sub-Account.


Index Sub-Accounts also provide for a minimum value called the Surrender Value to be used in certain circumstances instead of the Indexed Value to calculate benefits. The Surrender Value of each Index Sub-Account in its initial Term is equal to: 90% of the premium payment allocated to that Index Sub-Account or 100% of the amount transferred (See "Transfers", page ___); plus any Sub-Account Anniversary Adjustment in Surrender Value (as described below); less any partial surrender. Interest is credited to the net amount at an annual effective guaranteed rate of 3% per year. On each Sub-Account Anniversary, additional interest, i.e., a "Sub-Account Anniversary Adjustment in Surrender Value", is credited to an Index Sub-Account's Surrender Value, so that the total interest credited to the Surrender Value during a Term will at least be equal to the Index Increases credited to that Index Sub-Account.


The amount used to calculate death benefits, surrender amounts, and annuity values of an Index Sub-Account will never be less than the Surrender Value. If at the end of a Sub-Account Term the Indexed Value is less than the Surrender Value of that Sub-Account, Keyport will credit interest to the Sub-Account's Indexed Value so that it equals the Surrender Value. (See "Surrender Value", page ___, "Index Sub-Accounts," page __.)

Initial and subsequent Terms of one to ten years may be available. Keyport may discontinue offering Terms of certain durations or offer Terms of other durations from time to time. The Terms offered for Initial Terms may differ from the Terms available upon renewal. The Guaranteed Interest Rate Factors declared by Keyport may vary depending on the duration of the Term. Keyport should be contacted to determine the Terms currently being offered.

Factors in Determining the Declared Rate And Guaranteed Interest Rate Factors

The level of the Declared Rate for an Interest Sub-Account and the Guaranteed Interest Rate Factors for Index Sub-Accounts set by Keyport will depend on a variety of factors, including the interest rates generally available on the types of instruments in which Keyport will invest Certificate Owners' premium payments, the duration of the Term, regulatory and tax requirements, sales commissions and expenses borne by Keyport, general economic trends, and competitive factors.

Risk


IF THERE IS NO FLOOR OR THE FLOOR IS LESS THAN ZERO AND THE S&P INDEX AT THE FIRST SUB-ACCOUNT ANNIVERSARY IS LESS THAN IT WAS AT THE BEGINNING OF THE TERM, THE INDEXED VALUE OF AN INDEX SUB-ACCOUNT AT THE END OF THE FIRST YEAR COULD BE LESS THAN PREMIUM. THEREAFTER, INCREASES IN THE S&P INDEX WILL PRODUCE INDEX INCREASES THAT ARE FIRST USED TO OFFSET

ANY PRIOR INDEX DECREASES AT ANY ONE OR ALL SUB-ACCOUNT ANNIVERSARIES. (SEE "APPENDIX A", ILLUSTRATION NO. 3)



Any payment or benefit, interest at the Declared Rate, and Index Increases credited to Certificate Owner's Sub-Accounts are based on guarantees made by Keyport. The initial and subsequent Declared Rate and Guaranteed Interest Rate Factors apply to the original principal sum and reinvested earnings.



A partial surrender made during a Term will result in the loss of that portion of previously calculated, but not credited, Index Increases attributable to the amount surrendered, because Index Increases are credited and vested over the duration of the Term. Keyport's Management makes the final determination as to Declared Rate and Guaranteed Interest Rate Factors to be declared. Keyport cannot predict or guarantee future Rates and Factors.


Renewal of Terms


At the end of each Index Sub-Account Term, a subsequent Term of the same duration will begin subject to the new Term's Guaranteed Interest Rate Factors. However, within the thirty (30) day period before the end of the Term, the Certificate Owner may instruct Keyport otherwise. The Certificate Owner will have the opportunity to transfer the Indexed Value to an Interest Sub-Account or choose an Index Sub-Account that has a Term of any duration then offered (See "Renewal Terms", page ___) except that no renewal will be allowed into a Term that extends beyond the Income Date or the maximum date allowed following the death of the Certificate Owner, Joint Owner, or Annuitant where the Certificate Owner is a non natural person. (See "Death Provisions", page___.)


Surrenders:  Partial or Total

Subject to certain restrictions, partial and total surrenders of a Certificate Owner Account are permitted.

PARTIAL SURRENDERS ARE NOT ALLOWED IF YOU HAVE CHOSEN AN INDEX SUB-ACCOUNT AND THE CERTIFICATE IS ISSUED UNDER A CORPORATE OR KEOGH QUALIFIED PLAN THAT IS ESTABLISHED PURSUANT TO THE PROVISIONS OF SECTION 401 OF THE INTERNAL REVENUE CODE.

The minimum partial surrender amount is $250. After a partial surrender, there must be at least $4,000 Combined Surrender Value remaining in the Certificate. Each Index Sub-Account must maintain a minimum balance of $1,000 Surrender Value. There is no minimum balance for an Interest Sub-Account.

Transfers

Any portion of the values of an Interest Sub-Account may be transferred to establish a new Index Sub-Account at any time before the Income Date. The minimum amount that may be transferred from an Interest Sub-Account to an Index Sub-Account is $1,000.

The values of an Index Sub-Account may be transferred to an Interest Sub-Account only at the end of the Index Sub-Account's Term. (See "Transfer of Values", page ___.)

Deferral of Payment


Keyport may defer payment of any partial or total surrender for a period not exceeding six (6) months from the date of receipt of a request for surrender or for the period permitted by state insurance law, if less. A deferral of payment for a period greater than thirty (30) days would occur only under highly unusual circumstances. (See "Surrender Procedures", page ___).


Annuity Period


On the Income Date, Keyport will pay the designated Annuitant a series of annuity payments under an Annuity Option. The Annuity Option selected determines the timing and basis of the annuity payments. (See "Annuity Payment Provisions", page ___.)


Death Benefit


The Certificate provides for a death benefit if the Certificate Owner dies before the Income Date or if the Annuitant dies before the Income Date and the Certificate Owner is not a natural person. Within ninety (90) days of the date of such death, the Designated Beneficiary may surrender the Certificate to Keyport for the sum of the Accumulated Value of an Interest Sub-Account, if any, plus the greater of: (a) the Indexed Value as adjusted for any proportionate credit for prior Index Increases and any partial surrenders (see "Death Provisions", page ___) or (b) the Surrender Value, for all Index Sub-Accounts, if any. If the Floor is greater than zero, (a) is the Indexed Value as of date of death less any subsequent partial surrenders.



For surrenders more than ninety (90) days after the date of death and for surrenders following the death of a Joint Certificate Owner, the Surrender Value of the Interest and Index Sub-Account(s), will be payable instead.


Premium Taxes

Keyport deducts the amount of any premium taxes levied by any State or governmental entity when the premium tax is actually paid, unless Keyport elects to defer such deduction until the time of surrender or the Income Date. It is not possible to describe precisely the amount of premium tax payable on any transaction. Such premium taxes depend, among other things, on the type of Certificate (Qualified or Non-Qualified), on the state of residence of the Certificate

 Owner or participant, the state of residence of the Annuitant, the status of Keyport within such states, and the insurance tax laws of such states. Currently such premium taxes range from 0% - 5.0%. For a schedule of such taxes, see Appendix C, at page ___ of this Prospectus.

Annual Reports to Certificate Owners


At least once each Certificate Year, Keyport sends each Certificate Owner a report showing for each Sub-Account with values at any time during the year, the following values:


    i) for an Interest Sub-Account, the Surrender Value and Accumulated Value at the beginning and end of the Certificate Year; the amount of any surrenders, transfers, and interest credits during the Certificate Year; and any premium payments allocated to an Interest Sub-Account during the Certificate Year.

    (ii) for each Index Sub-Account, the Surrender Value and
         Indexed Value at the beginning and end of the Certificate Year; the amount of any surrenders during the year; the S&P Index value as of the most recent Sub-Account Anniversary and the Index Increase or Index Decrease, if any, during the Certificate Year.

                                  TABLE OF CONTENTS
SUMMARY
GLOSSARY OF SPECIAL TERMS.........................................
DESCRIPTION OF CONTRACTS AND CERTIFICATES
A. Ownership .....................................................
B. Enrollment Form and Premium Payments
C. Accumulation Period
    1.   General..................................................
    2.   Interest Sub-Account.....................................
    3.   Index Sub-Accounts.......................................
    4.   Risk Considerations......................................
    5.   Surrenders...............................................
    6.   Dollar Cost Averaging Programs ..........................
    7.   Transfer of Values.......................................
    8.   Premium Taxes............................................
    9.   Death Provisions.........................................
D. Annuity Payment Provisions ....................................
    1.   Annuity Benefits.........................................
    2.   The Income Date and Form of Annuity......................
    3.   Change of Annuity Option.................................
    4.   Annuity Options..........................................
    5.   Frequency and Amount of Payments.........................
    6.   Proof of Age, Sex, and Survival of Annuitant.............
INVESTMENTS BY KEYPORT............................................
AMENDMENT OF CERTIFICATE..........................................
ASSIGNMENT OF CERTIFICATE.........................................
DISTRIBUTION OF CERTIFICATE ......................................
TAX CONSIDERATIONS................................................
A.  General.......................................................
B.  Taxation of Keyport...........................................
C.  Taxation of Annuities in General..............................
    1.   General..................................................
    2.   Surrender, Assignments, and Gifts........................
    3.   Annuity Payments.........................................
    4.   Penalty Tax..............................................
    5.   Income Tax Withholding...................................
    6.   Section 1035 Exchanges...................................
D.  Qualified Plans...............................................
    1.   Tax-Sheltered Annuities..................................
    2.   Individual Retirement Annuities..........................
    3.   Corporate Pension and Profit-Sharing Plans...............

                                                                           Page

THE COMPANY............................................................
A.   Business..........................................................
B.   Selected Financial Data . . . . . . . . . . . . . . . . . .
C.   Management's Discussion and Analysis of Financial Condition and
    Results of Operations..............................................
    1.   Summary of Unaudited Financial Statements
          for the Nine Months Ended September 30, 1996.................
    2.   Overview......................................................
    3.   Results of Operations - 1995 Compared to 1994.................
    4.   Results of Operations - 1994 Compared to 1993.................
    5.   Guaranty Fund Assessments.....................................
    6.   Financial Condition...........................................
D.  Reinsurance........................................................
E.  Reserves...........................................................
F.  Investments........................................................
G.  Competition........................................................
H.  Employees..........................................................
I.  State and Federal Regulation.......................................
COMPANY MANAGEMENT.....................................................
EXECUTIVE COMPENSATION.................................................
COMPENSATION OF DIRECTORS..............................................
LEGAL PROCEEDINGS......................................................
EXPERTS................................................................
LEGAL MATTERS..........................................................
FINANCIAL STATEMENTS...................................................
APPENDIX A (FORMULA FOR INDEX INCREASES AND/OR DECREASES, AND
ILLUSTRATION OF INDEX INCREASES AND INDEX DECREASES)...................
APPENDIX B (CALCULATION OF THE DEATH BENEFIT)..........................
APPENDIX C (SCHEDULE OF STATE PREMIUM TAXES)...........................
APPENDIX D (TELEPHONE INSTRUCTIONS)....................................

                              GLOSSARY OF SPECIAL TERMS

The following terms in this Prospectus have the indicated meanings:


Accumulated Value The value of an Interest Sub-Account, equal to all allocations or transfers to an Interest Sub-Account, less all amounts transferred or surrendered from an Interest Sub-Account, plus all interest credited to an Interest Sub-Account. (See "Interest Sub-Account").


Annuitant The natural person upon whose life annuity payments are based and to whom any annuity payments will be made starting on the Income Date.

Annuity Options Options available for annuity payments.

Cap The maximum percentage by which the Indexed Value of an Index Sub-Account may increase during a single Term.

Certificate The document issued to each Certificate Owner.

Certificate Anniversary, Certificate Year A continuous twelve-month period commencing on the Certificate Date and each anniversary thereof.

Certificate Date The date a Certificate is issued and the Certificate Owner's rights and benefits begin.

Certificate Owner Such person, persons, or entity who are entitled to the ownership rights stated in the Certificate and in whose name(s) the Certificate is issued.

Certificate Owner Account The Account established under a Certificate for all of the values attributable to a Certificate Owner and accounted for separately by Certificate Owner Sub-Accounts.

Certificate Owner Sub-Account The accounting method used to value and maintain records of each Certificate Owner's values under a Certificate. Interest and/or Index Sub-Account(s) are established by Keyport for a Certificate Owner under which the Initial Premium and any Subsequent Premium paid by or on behalf of a Certificate Owner or transfers are recorded.

Designated Beneficiary The person who may be entitled to receive benefits following the death of the Annuitant, the Certificate Owner, or the Joint Certificate Owner. The Designated Beneficiary will be the first person among the following who is alive on the date of death: Certificate Owner, Joint Certificate Owner, Primary Beneficiary, Contingent Beneficiary, and, otherwise, the Certificate Owner's estate. If the Certificate Owner and Joint Certificate Owner are both alive, they will together constitute the Designated Beneficiary.


Floor If the Floor is a positive number or zero, it represents the minimum percentage by which the Indexed Value of an Index Sub-Account may increase during a single Term. If the Floor is a negative number or there is no Floor, it represents the maximum percentage by which the Indexed Value of an Index Sub-Account may decrease during a single Term.


General Account Keyport's general investment account which contains all of Keyport's assets, except those in separate accounts.

Declared Rate The rate of interest declared and guaranteed by Keyport at the beginning of each calendar month which is used to calculate the interest to be credited to an Interest Sub-Account.

Guaranteed Interest Rate The rate of interest which when compounded will equal an annual rate of 3%.

Guaranteed Interest Rate Factors The Participation Rate, Cap, and Floor, which are set and guaranteed by Keyport at the beginning of each Term of an Index Sub-Account and used to calculate Index Increases and Index Decreases under a formula set forth in the Certificate and described in Appendix A.


Income Date The date on which annuity payments to an Annuitant are to begin. The Income Date is the Annuitant's 90th birthday unless state law requires an earlier date.

Index Decrease A negative adjustment of Indexed Value which is calculated using the Guaranteed Interest Rate Factors as applied to percentage changes in the S&P Index. This can only occur if there is no Floor or the Floor is less than zero and the S&P Index value on the first Sub-Account Anniversary of a Term is lower than it was at the beginning of the Term.

Income Value The sum under a Certificate of the Accumulated Value for an Interest Sub-Account and the Indexed Value in each Index Sub-Account on the Income Date.


Index Sub-Account A Certificate Owner Sub-Account to which Keyport applies Index Increases and Index Decreases.

Index Increase Interest credited to an Index Sub-Account, which is calculated using the Guaranteed Interest Rate Factors as applied to percentage changes in the S&P Index.


Indexed Value The value of an Index Sub-Account, equal to all allocations, transfers from the Interest Sub-Account to establish the Index Sub-Account, or renewals of that Index Sub-Account, plus all Index Increases credited to the Index Sub-Account, or less Index Decreases if the Floor is less than zero or there is no Floor, plus any End-Of-Term Adjustments, less all amounts surrendered from the Index Sub-Account.


Individual Certificate A Certificate issued to a natural person or a trustee as Certificate Owner.


In Force The status of a Certificate before the Income Date, so long as it is not totally surrendered and there has not been a death of the Annuitant or any Certificate Owner that would cause the Certificate to end within, at most, five (5) years from the date of death.

Initial Premium The premium payment which must be submitted with the application for a Certificate.

Interest Sub-Account The Certificate Owner Sub-Account to which Keyport credits interest based on a monthly declared and guaranteed rate of interest. Each Certificate Owner has one Interest Sub-Account.

Joint Certificate Owner Any person designated by the Certificate Owner jointly to possess rights in the Certificate Owner Account. Keyport requires that the Certificate Owner and any Joint Certificate Owner act together.

Non-Qualified Certificate Any Certificate that is not issued under a Qualified Plan.

Office Keyport's executive office, which is at 125 High Street, Boston, Massachusetts 02110.

Participation Rate The percentage of the percentage increase or decrease in the S&P Index used in the formula to calculate Index Increases or Index Decreases.

Qualified Certificate Any Certificate issued under a Qualified Plan.

Qualified Plan A retirement plan established pursuant to the provisions of Sections 401, 403 and 408 of the Internal Revenue Code of 1986, as amended, and HR-10 Plans for self-employed persons.

S&P Index Standard & Poor's 500 Composite Stock Price Index, also referred to as the "S&P 500 Index" and "S&P 500" which is used to calculate Index Increases and Index Decreases.

Sub-Account Year, Sub-Account

Anniversary A continuous twelve-month period commencing on the date that an Index Sub-Account is opened by allocation, transfer, or renewal and each anniversary thereof, including the end of any applicable Term of an Index Sub-Account.


Subsequent Premium Any premium payment made after the Initial Premium is submitted.


Surrender Value The guaranteed minimum value of each Sub-Account, calculated as described in this Prospectus. The Surrender Values of an Interest Sub-Account and Index Sub-Accounts are calculated separately by differing formulas. The sum of the Surrender Values in an Interest Sub-Account and the Index Sub-Account(s) is referred to as the Combined Surrender Value.



Term The period for which Guaranteed Interest Rate Factors are used to calculate Index Increases or Index Decreases for an Index Sub-Account. Terms may be selected by a Certificate Owner from among those offered by Keyport.


Written Request A written request in a form satisfactory to Keyport, signed by the Certificate Owner, and received at Keyport's Office.

                      DESCRIPTION OF CONTRACTS AND CERTIFICATES

A.  OWNERSHIP

The Certificate Owner is the individual or legal entity that has the power to exercise the rights of an owner under the Certificate. The Certificate Owner is the person or entity designated in the application for a Certificate or the individual so designated in the Enrollment Form for a Certificate issued under an Allocated Contract.

The Certificate Owner may exercise all rights summarized in the Certificate. Joint Certificate Owners are permitted but not contingent Certificate Owners. Prior to the Income Date, the Certificate Owner together with any Joint Certificate Owner may, by Written Request, change the Certificate Owner, Joint Certificate Owner, Beneficiary, Contingent Beneficiary, Contingent Annuitant, or in certain instances, the Annuitant. An irrevocably-named person may be changed only with the written consent of such person.


Because a change of Certificate Owner by means of a gift (i.e., a transfer without full and adequate consideration) may be a taxable event, a Certificate Owner should consult a competent tax advisor as to the tax consequences resulting from such a transfer.



Any Qualified Certificate may have limitations on transfer of ownership. A Certificate Owner should consult a competent tax advisor as to the tax consequences resulting from such a transfer.


B.  ENROLLMENT FORM AND PREMIUM PAYMENTS


The Initial Premium is due on the Certificate Date. The Initial Premium may not be less than $5,000. There is a maximum of $500,000 for the Initial Premium. Payments of $500,000 or more require Keyport approval. Certificate Owners may purchase multiple Certificates, although Keyport reserves the right to limit the total premiums paid on multiple Certificates with respect to any one Certificate Owner. Keyport may reject any premium payment.


The Initial Premium is credited to a Certificate Owner Account, which is established on the date of receipt of a properly completed application or Enrollment Form along with the required premium payment. Keyport will issue a Certificate and confirm the receipt of the Initial Premium in writing. If the Certificate is issued on a Non-Allocated basis, a single Certificate Owner's Account is opened for the Certificate Owner. A Certificate Owner Account starts earning interest on the day following the date the Certificate Owner account is established on his or her behalf. A Certificate Owner may choose to allocate the Initial Premium to an Interest Sub-Account and/or one or more Index Sub-Accounts, as described below.

In the event Keyport determines that an application or Enrollment Form is not properly completed, Keyport will attempt to contact the Certificate Owner by letter or telephone to obtain the information necessary to complete the form.

Keyport will return the Initial Premium and any improperly completed application or Enrollment Form, along with the corresponding premium payment, which cannot be properly completed within three weeks of its receipt.


Keyport will permit others to act on behalf of an applicant in certain instances, including the following two examples. First, Keyport will accept an application for a Certificate that contains a signature signed under a power of attorney, if a copy of that power of attorney is submitted with the application. Second, Keyport will issue a Certificate that is replacing an affiliated company's existing life insurance or annuity policy without having previously received a signed application from the applicant. Certain dealers or other authorized persons such as employers and Qualified Plan fiduciaries will inform Keyport of an applicant's answers to the questions in the application by telephone or by order ticket and cause the Initial Premium to be paid to Keyport. If the information is in good order, Keyport will issue the Certificate with a copy of an application completed with that information. The Certificate will be delivered to the Certificate Owner with a letter from Keyport that will give the Certificate Owner an opportunity to respond to Keyport if any of the application information is incorrect. Alternatively, Keyport's letter may request the Certificate Owner to confirm the correctness of the information by signing either a copy of the application or a Certificate delivery receipt that ratifies the application in all respects. (In either case, a copy of the signed document would be returned to Keyport for its permanent records.) All purchases are confirmed, in writing, to the applicant by Keyport. Keyport's liability extends only to purchases so confirmed.



Eligible individuals may make Subsequent Premium payments; the minimum and maximum of which are $1,000 and $100,000 respectively. Subsequent Premium Payments may not be made after the first Certificate Year if the Annuitant's age is within 10 years of the Income Date. Subsequent Premium will be allocated to Sub-Accounts based on the Certificate Owner's instructions. In the absence of instruction, the Subsequent Premium will be added to an Interest Sub-Account.


C.  ACCUMULATION PERIOD

    1.   General

This Certificate consists of a series of Sub-Accounts, including a single Interest Sub-Account and multiple Index Sub-Accounts. A new Index Sub-Account is created every time a premium payment is allocated or a transfer is made to establish a new Index Sub-Account. All benefits under this Certificate are calculated by first calculating the appropriate value of each Sub-Account and then aggregating all Sub-Account values to get the values of a Certificate Owner Account.

Amounts allocated to an Interest Sub-Account will earn interest and amounts allocated to an Index Sub-Account may earn Index Increases.

    2.   Interest Sub-Account


Any amount allocated to an Interest Sub-Account will earn interest at a rate calculated and credited daily based on the Declared Rate. The Declared Rate is an annual effective interest rate that will be credited when daily interest credits have compounded for a full year. The Declared Rate is set by Keyport on the first business day of each calendar month and is guaranteed for that month. The Declared Rate will never be less than a rate which when compounded will equal a 3% annual rate. Thus, the Declared Rate has a guaranteed component and may include interest in excess of the guaranteed component.


The determination of the Declared Rate will be reflective of interest rates generally available on the types of investments in which Keyport intends to invest the proceeds attributable to Certificate Owner Interest Sub-Accounts. (See "Investments by Keyport".) In addition, Keyport's management may consider various other factors in determining Declared Rates for a given period, including regulatory and tax requirements, sales commissions and administrative expenses borne by Keyport, general economic trends, and competitive factors. KEYPORT'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO THE DECLARED RATE.

An Interest Sub-Account will have an Accumulated Value and a Surrender Value.

The Accumulated Value is equal to the Initial and Subsequent Premiums allocated to an Interest Sub-Account plus any transfers to an Interest Sub-Account, less amounts transferred or surrendered from an Interest Sub-Account. Interest at the Declared Rate is credited to this net amount.


The Accumulated Value is available only during three time periods. First, as a surrender payable if all or part of an Interest Sub-Account is surrendered within the first 5 days of any calendar month. Second, as a Death Benefit that is payable if the Certificate is surrendered within 90 days after the date of certain deaths. Third, as a value applied on the Income Date to determine the amount of income payments. At all other times, the Surrender Value is available while the Certificate is In Force.



The Surrender Value at any time is equal to 90% of the Initial and Subsequent Premiums allocated to an Interest Sub-Account plus any Surrender Values transferred to this Sub-Account from any Index Sub-Account less Surrender Values transferred or surrendered from this Sub-Account. Interest, both guaranteed and excess, is credited to this net amount.


Guaranteed interest is credited daily at a rate which when compounded will equal a 3% annual rate.

Excess interest is the excess, if any, of interest credited to the Accumulated Value over interest credited to the Surrender Value from the last date of excess interest credits to the current date. Excess interest is added on the first of each calendar month plus on any date of a transfer or surrender from this Sub-Account.

On each Certificate Anniversary within 10 years of the Income Date, if the Accumulated Value exceeds the Surrender Value, then the Surrender Value will be increased by 1% of the Accumulated Value, but not to an amount greater than the Accumulated Value.


    3. Index Sub-Accounts

Multiple Index Sub-Accounts may be open at any time. Each Index Sub-Account that is open will have its own Term, Participation Rate, Cap, Floor and values. All of the descriptions below are for a single Index Sub-Account. All activities that are described herein relate to activities within a specific Index Sub-Account (i.e., a partial surrender describes a partial surrender from a particular Index Sub-Account).



An Index Sub-Account will have an Indexed Value and a Surrender Value. The Indexed Value is available only during three time periods. First, as a surrender payable if the Index Sub-Account is surrendered within 45 days after the end of its Term. Second, as a Death Benefit that is payable if the Certificate is surrendered within 90 days after the date of certain deaths. Third, as an amount applied on the Income Date to determine the amount of income payments. At all other times, the Surrender Value is available while the Certificate is In Force.


The Indexed Value is equal to the premium payment allocated to or the Accumulated Value transferred to the Index Sub-Account, plus or minus any Index Increase or Index Decrease, plus End-Of-Term Adjustments less any partial surrenders.


Index Increases are determined on each Sub-Account Anniversary using the S&P Index and the Participation Rate, Floor and Cap. This calculation may result in an Index Decrease only if there is a reduction in the S&P Index on the first Sub-Account Anniversary of a Term and there is no Floor or the Floor is less than zero. Any Index Increase or Index Decrease will be proportionately spread over the remainder of the Term (See "Appendix A").



Keyport will calculate and apply Index Increases and Index Decreases to a Sub-Account at each Sub-Account Anniversary after the start of a Term. The Certificate contains a formula for using the S&P Index and the Guaranteed Interest Rate Factors established at the beginning of the Term to calculate the Index Increases and Index Decreases on each Sub-Account Anniversary in the Term. All Index Increases and Index Decreases are applied to the Sub-Account proportionately over the entire Term. Thus, an Index Increase or Index Decrease attributable to the first year in a five year Term will be applied over the first to fifth years in equal amounts. (See "Appendix A", Illustration 1-5), except that following an Index Decrease, if the S&P Index on any subsequent Sub-Account Anniversary in a Term, exceeds the S&P Index at the beginning of the Term, Index Decreases will no longer be applied.

The first part of the formula calculates the proportionate credit for any increase in the S&P Index from its prior highest Sub-Account Anniversary value to its new highest value on the current Sub-Account Anniversary. The second part determines the proportionate credit for any change in the S&P Index occurring on a prior Sub-Account Anniversary(ies). The second part is always zero on the first Sub-Account Anniversary in a Term.

                 THIS SECTION APPLIES IF THE FLOOR IS ZERO OR GREATER


At the first Sub-Account Anniversary of a Term, the Index Increase, if any, is calculated by multiplying, (i) the Participation Rate by (ii) the change in the S&P Index from the beginning of the Term to the first Sub-Account Anniversary divided by its beginning of Term value. The result is then divided by the number of years in the Term. This percentage is then multiplied by the smaller of the Indexed Value at the beginning of the Term and the Indexed Value (prior to the crediting of any Index Increases) on the first Sub-Account Anniversary.


After the first Sub-Account Anniversary in any Term;

Part one is calculated as follows:


Multiply, (i) the Participation Rate by (ii) any increase in the S&P Index from its prior highest Sub-Account Anniversary value to its current highest Sub-Account Anniversary value divided by its beginning of Term value. The result is then multiplied by the ratio of the number of completed Sub-Account Years in the Term to the total number of Sub-Account Years in the Term. This percentage is then multiplied by the smaller of the Indexed Value at the beginning of the Term and the Indexed Value (prior to the crediting of any Index Increases) on any Sub-Account Anniversary in the Term.


Part two is calculated as follows:


Multiply, (i) the Participation Rate by (ii) the percentage change in the S&P Index since the beginning of the Term, calculated using the highest value attained by the S&P Index at any Sub-Account Anniversary during the Term excluding the value of the S&P Index at the beginning of the Term and on the current Sub-Account Anniversary. Divide the resulting percentage by the number of Sub-Account Years in the Term. This percentage is then multiplied by the smaller of the Indexed Value at the beginning of the Term and the Indexed Value (prior to the crediting of any Index Increases) on any Sub-Account Anniversary in the Term.


       THIS SECTION APPLIES IF THERE IS NO FLOOR OR THE FLOOR IS LESS THAN ZERO


At the first Sub-Account Anniversary of a Term, the Index Increase or the Index Decrease is calculated by multiplying, (i) the Participation Rate by (ii) the change in the S&P Index from the beginning of the Term to the first Sub-Account Anniversary, divided by its beginning of Term value. The result is then divided by the number of years in the Term. This percentage is then multiplied by the smaller of the Indexed Value at the beginning of the Term and the Indexed Value (prior to the crediting of any Index Increase or Index Decrease) on the first Sub-Account Anniversary.

If there is no decrease in the S&P Index on the first Sub-Account Anniversary of a Term, there will not be any Index Decreases during the Term.

After the first Sub-Account Anniversary, the following two-part calculation is used to determine any Index Increases and proportionately distribute the first year decrease, if any, and any subsequent increases over the remainder of the Term.

Part one is calculated as follows:


Multiply, (i) the Participation Rate by (ii) any increase in the S&P Index from its prior highest Sub-Account Anniversary value to its current highest Sub-Account Anniversary value divided by its beginning of Term value. The result is then multiplied by the ratio of the number of completed Sub-Account Years in the Term to the total number of Sub-Account Years in the Term. This percentage is then multiplied by the smaller of the Indexed Value at the beginning of the Term and the Indexed Value (prior to the crediting of any Index Increases) on any Sub-Account Anniversary in the Term.


Part two is calculated as follows:


Multiply, (i) the Participation Rate by (ii) the percentage change in the S&P Index since the beginning of the Term, calculated using the highest value attained by the S&P Index at any Sub-Account Anniversary during the Term excluding the value of the S&P Index at the beginning of the Term and on the current Sub-Account Anniversary. Divide the resulting percentage by the number of Sub-Account Years in the Term. This percentage is then multiplied by the smaller of the Indexed Value at the beginning of the Term and the Indexed Value (prior to the crediting of any Index Increases or Index Decreases) on any Sub -Account Anniversary in the Term.


                        THIS SECTION APPLIES IN ALL INSTANCES

Any Index Increases calculated above may be reduced if the Cap is applicable and increased if a Floor in excess of zero is applicable. Index Decreases may be reduced if a Floor is applicable. The sum of the two parts of the formula equals the total amount that is added to the Sub-Account Indexed Value. If the S&P Index on each Sub-Account Anniversary in a Term is less than the S&P Index at the beginning of the Term, there will not be any Index Increases credited during the Term, and there will be an Index Decrease if there is no Floor or the Floor is less than zero.

In the event the S&P Index increases on a Sub-Account Anniversary during a Term, the effect of this formula is to provide that, in the absence of any Index Decreases or any partial or total surrender during a Term, the total Index Increases, if any, credited to an Index Sub-Account during a Term will equal the Sub-Account Indexed Value at the beginning of the Term multiplied by a percentage (Participation Rate) of the percentage increase in the S&P Index since the beginning of the Term (subject to the Cap and the Floor), using the highest value attained by the S&P Index on any Sub-Account Anniversary in the Term, excluding the value of the S&P Index at the beginning of the Term and on the current Sub-Account Anniversary.


In the event the S&P Index value decreases on the first Sub-Account Anniversary of a Term, the effect of this formula is to provide that, in the absence of any subsequent Index Increases or any partial or total surrender during a Term, the total Index Decreases, if any, applied to an Index Sub-Account during a Term will equal the Indexed Value at the beginning of the Term multiplied by a percentage (Participation Rate) of the percentage decrease in the S&P Index since the beginning of the Term (subject to the Floor), using the value attained by the S&P Index on the first Sub-Account Anniversary of a Term.


Partial surrenders in excess of Index Increases or Index Decreases will reduce the amount of the Index Increases or Index Decreases credited after such surrender, but do not affect the portion of Index Increases or Index Decreases previously applied.

Total Index Increases credited to an Index Sub-Account may be more or less than the amount of interest credited to an Interest Sub-Account established at the same time, depending on the change in the S&P Index and the Guaranteed Interest Rate Factors over the course of the Term.


The formula may produce Index Increases or Index Decreases to the Indexed Value, or the Indexed Value may remain unchanged. Over time, the Indexed Value of an Index Sub-Account may be less than the Surrender Value of that same Index Sub -Account. In those circumstances, the Surrender Value is used to calculate any benefit payable under the Certificate. In addition, if at the end of a Term, the Indexed Value of an Index Sub-Account is less than the Surrender Value of that Sub-Account, Keyport will credit the Indexed Value with an End of Term Adjustment equal to the excess of the Surrender Value over the Indexed Value.

The Surrender Value of an Index Sub-Account at any time is equal to the initial Surrender Value plus any Sub-Account Anniversary Adjustments (defined below), less any partial surrenders. Interest is credited to the net amount at an annual effective rate of 3%.

A Sub-Account Anniversary Adjustment occurs when the Indexed Value and the Surrender Value are compared on each Sub-Account Anniversary. If (a) the Indexed Value exceeds the Surrender Value and (b) the total to date of all Index Increases or Index Decreases applied during the Term exceed "all increases in the Surrender Value during the Term", then the Surrender Value will be increased by the difference between the two amounts in (b). "All increases in the Surrender Value during the Term" equal the total to date during the Term of all prior Sub-Account Anniversary Adjustments to the Surrender Value and all interest credited to the Surrender Value (the interest for each Sub-Account equals: the Surrender Value at the end of the Sub-Account year plus the amount of any partial surrender(s) during the Sub-Account year, less the Surrender Value at the start of the Sub-Account year).

After the above adjustment, on each Sub-Account Anniversary within 10 years of the Income Date, if the Indexed Value exceeds the Surrender Value, then the Surrender Value will be increased by the lesser of (a) and (b), where:

    (a) is 1% of the Indexed Value multiplied by the number of elapsed Sub-Account Anniversaries within this 10-year period, less any prior increases that were made pursuant to this provision; and

    (b)  is the difference between the Indexed Value and the Surrender Value.


The initial Surrender Value of an Index Sub-Account is equal to ninety percent (90%) of the premium allocated to the Index Sub-Account if opened by a premium payment, and one hundred percent (100%) of the Surrender Value transferred to the Index Sub-Account if opened by a transfer.

Currently the index is the Standard & Poor's 500 Composite Stock Price Index ("S&P Index"). The S&P Index is a widely accepted and broad measure of the performance of the major United States stock markets. The S&P Index is a market value weighted measure of changes in the prices of the underlying securities and does not reflect any stock dividend income on the underlying securities. "S&P-Registered Trademark-", "S&P 500-Registered Trademark-", and "Standard & Poor's 500" are trademarks of The McGraw Hill Companies, Inc., and have been licensed for use by Keyport. The Certificate is not sponsored, endorsed, sold, or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the Certificate.


If the publication of the S&P Index is discontinued, or the calculation of the S&P Index is changed substantially, Keyport will substitute a suitable index and notify the Certificate Owner.

The formula used to calculate Index Increases and Index Decreases and illustrative examples are set forth in Appendix A.


Renewal Terms. For Index Sub-Accounts, a new Term will begin automatically at the end of a Term, unless a Certificate Owner elects a total surrender. (See "Surrenders".) Prior to the end of each Term of each Index Sub-Account, Keyport will notify the Certificate Owner of the durations available for the next Terms. A Certificate Owner may choose from among the Terms offered by Keyport at that time. Keyport may discontinue offering Terms of certain durations currently available or offer Terms of different durations from time to time. The then available Guaranteed Interest Rate Factors may vary based on the duration of the Term selected and may differ from the rates currently available for new Certificates. The Certificate Owner may not select a Term for a period longer than the number of years remaining until the Income Date or beyond the maximum date allowed following the death of a Certificate Owner, Joint

Certificate Owner, or Annuitant, if the Owner is a non-natural person. If the selected Term exceeds these limits, Keyport will automatically transfer the value of the Index Sub-Account to the Interest Sub-Account.


The Indexed Value at the beginning of any subsequent Term will be equal to the value at the end of the previous Term. In the absence of any partial or total surrender or transfer (the effects of which are described below), the Indexed Value will earn and be credited with any Index Increases for each year in the subsequent Term, using the Guaranteed Interest Rate Factors established at the beginning of the subsequent Term selected by the Certificate Owner or established by default (as described above) in the absence of other instructions. The Surrender Value at the beginning of any subsequent Term will be equal in value to the Surrender Value at the end of the prior Term. The Indexed Value at the beginning of a new Term can be greater than or equal to, Surrender Value depending on Index Increases, Index Decreases, and surrenders during the prior Term. As a result, the initial Surrender Value for a new Term will be equal to or less than the initial Indexed Value for the new Term bearing the same relationship between indexed Value and Surrender as was determined at the end of the prior Term. For example, if the Surrender Value was 95% of the Indexed Value at the end of the prior Term, it will be 95% of the initial Indexed Value for the new Term. Absent any partial surrenders in the prior Term, the initial Surrender Value will never be less than 90% of the initial Indexed Value in the new Term.


Establishment of Guaranteed Interest Rate Factors. Guaranteed Interest Rate Factors for initial and renewal Terms will be established periodically. Keyport will declare Guaranteed Interest Rate Factors for the Term chosen at the time of the initial purchase or at the time of renewal. Differing Guaranteed Interest Rate Factors may be established for Terms of different durations. Keyport also may offer differing Guaranteed Interest Rate Factors for initial allocations, transfers, and renewal Terms.

Keyport has no specific formula for determining the Guaranteed Interest Rate Factors that it will declare in the future. KEYPORT'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATE FACTORS TO BE DECLARED. KEYPORT CANNOT PREDICT OR GUARANTEE FUTURE GUARANTEED INTEREST RATE FACTORS.

Information on Renewal Rate Factors. A Certificate Owner is provided with a toll-free number to call to inquire about Guaranteed Interest Rate Factors for Terms then being offered. In addition, prior to the beginning of each subsequent Term, Keyport will notify the Certificate Owner in writing of the Terms available. Guaranteed Interest Rate Factors will be declared prior to renewal. At the end of any Term, a Certificate Owner has the opportunity to select any other duration of Term then being offered.

    4.   Risk Considerations

The interest rates and Index Increases credited to a Certificate Owner's Account are based on guarantees made by Keyport. The initial and subsequent Guaranteed Interest Rates and Guaranteed Interest Rate Factors apply to the original principal sum and reinvested earnings. The amount of any Index Increases credited to an Index Sub-Account may be more or less than the amount of interest credited to an Interest Sub-Account. Moreover, it is possible that an Index Decrease will be applied at each subsequent Index Sub-Account Anniversary after the first if the S&P Index does not exceed its beginning value on any subsequent Index Sub-Account Anniversary in a Term. If the Floor established for a Term is less than zero, and the S&P Index is lower on the first Sub-Account Anniversary than it was at the beginning of the Term, it could result in an Indexed Value that is less than principal (i.e., premium payments).


    5.   Surrenders

         General.

A Certificate Owner may make a partial or total surrender of the Certificate Owner's Account at any time prior to the Income Date while the Certificate is In Force, subject to the conditions described below. Partial surrenders may be requested from any specified Sub-Account, either an Interest Sub-Account or any Index Sub-Account. Partial and total surrenders are not subject to a surrender charge. However, the values available for surrender may differ depending on the timing of the surrender. For example, in the Interest Sub-Account, the Accumulated Value is available during the first five (5) days of every month.
At all other times, the Surrender Value is available. The available value in an Index Sub-Account during the first forty-five (45) days of a new Term is the greater of the Indexed Value and Surrender Value. After forty-five (45) days, only the Surrender Value is available.


    Partial Surrenders.
At any time prior to the Income Date, a Certificate Owner may make a Written Request for a partial surrender. Partial surrenders may only be made if:

    (i)   the surrender request is at least $250;
    (ii) the Surrender Value remaining in each Index Sub-Account after the partial surrender has been made is at least $1,000; and
    (iii) the Combined Surrender Value remaining in the Certificate after the partial surrender has been made is at least $4,000.

If after complying with a request for a partial surrender there would be insufficient value in the Certificate Owner Account to keep the Certificate In Force, Keyport will treat the request as a request to surrender only the excess amount over $4,000.

Notwithstanding the foregoing, Partial Surrenders are not allowed from the Index Sub-Account(s) if the Certificate is issued under a Corporate or Keogh Qualified Plan that is established pursuant to the provisions of Section 301 of the Internal Revenue Code.


    Surrender Procedures.
In the event the Certificate Owner does not specify from which Sub-Account(s) the partial surrender is to be taken, it will be withdrawn from Sub-Accounts in the following order: from the Interest Sub-Account; then from any Index Sub-Account where the Indexed Value is available, starting with the most recently established Index Sub-Account; then from any Index Sub-Account where the Indexed Value currently is not available, starting with the most recently established Index Sub-Account.

Keyport has established these default procedures with the goal of minimizing the adverse impact on Certificate Owners, but does not represent that the order of surrenders will necessarily be the most favorable sequence for any individual Certificate Owner. Factors such as the length of the Terms, timing of the partial surrender, the Guaranteed Interest Rate Factors, and the Indexed Value of each Sub-Account need to be evaluated by each Certificate Owner in determining the appropriate Sub-Account from which to take a partial surrender.

    Total Surrenders.


The Certificate Owner may make a Written Request for a total surrender. Surrendering the Certificate will end it. The Surrender Value will be determined as of the date Keyport receives the Written Request for surrender. Keyport will pay the Certificate Owner, as applicable, the Accumulated Value or Surrender Value of the Interest Sub-Account and the Indexed Value or Surrender Value of the Index Sub-Account(s), less a deduction for any premium taxes not previously paid. For any total surrender made after the first Certificate Year, the Certificate Owner may receive the values under an Annuity Option, rather than in a lump sum.


Keyport will, upon request, inform a Certificate Owner of the amount payable upon a partial or total surrender. Any partial or total surrender may be subject to tax and tax penalties. (See "Tax Considerations".)

Keyport may defer payment of any partial or total surrender for a period not exceeding six (6) months from the date the Written Request for surrender is received, or any shorter period permitted by state insurance law. Only under highly unusual circumstances will a surrender payment be deferred more than thirty (30) days. While all circumstances under which deferral of surrender payment might be involved are not be foreseeable at this time, such circumstances could include, for example, a period of unusually high surrender requests, accompanied by a radical shift in interest rates. If Keyport decides to defer payment for more than thirty (30) days, the Certificate Owner will be notified in writing of that decision.

    6.   Dollar Cost Averaging Programs

Keyport offers Dollar Cost Averaging Programs in which Certificate Owners may participate by Written Request. The programs periodically transfer values from the Interest Sub-Account to new Index Sub-Accounts of specific Terms selected by the Certificate Owner. The programs allow a Certificate Owner to allocate premium payments to Index Sub-Accounts over time rather than having to invest in an Index Sub-Account all at once. The programs are available for initial and subsequent Premium payments and for values transferred into the Interest Sub-Account. Under the programs, Keyport makes automatic transfers on a periodic basis out of the Interest Sub-Account to establish one or more of the available Index Sub-Account Terms. The Certificate Owner may not choose an Index Sub-Account with a Term that would extend beyond the Income Date or the maximum date allowed following the death of a Certificate Owner, Joint Owner, or Annuitant, if the Owner is a non-natural person. Keyport reserves the right to limit the number of Index Sub-Account Terms the Certificate Owner may choose but there are currently no limits.


Under the programs, each transfer from the Interest Sub-Account will be to a new Index Sub-Account of a Term selected by the Certificate Owner which will have declared Guaranteed Interest Rate Factors unique to that Sub-Account. As described in "Establishment of Guaranteed Interest Rate Factors" these factors are established periodically by Keyport and will be established prior to each transfer. Because the Dollar Cost Averaging Programs are elected in advance of Keyport's declaration of the Guaranteed Interest Rate Factors for Index Sub-Accounts established under the programs, the Certificate Owner is advised to contact Keyport prior to any transfer date to determine the Guaranteed Interest Rate Factors applicable to the Certificate Owner's planned transfer. The Certificate Owner may elect to terminate the programs at any time.

Keyport offers two Dollar Cost Averaging programs:

i) Under the first program, The Certificate Owner by Written Request must specify the amount (minimum $1,000) of each periodic transfer and the Index Sub-Account Term(s) to which the transfers are to be made. Transfers will be made until all values are transferred from the Interest Sub-Account. When the value in the Interest Sub-Account reaches an amount that would leave, after the current transfer, a remaining value that is less than the periodic transfer amount, that remaining value is added to the current transfer and allocated proportionally to the designated Index Sub-Account(s) and the program will end, e.g., Certificate Owner has designated $1,000 to a 3 year Term Index Sub-Account and $1,000 to a 5 year Term Index Sub-Account and has $2,500 remaining in the Interest Sub-Account. The final transfer will be for $1,250 to a 3 Year Term Index Sub-Account and $1,250 to a 5 year Term Index Sub-Account.


ii) Under the second program, the Certificate Owner by Written Request must specify the amount (minimum $1,000) of each periodic transfer, the duration for which the periodic transfers are to be made (e.g., 15 months) and the Index Sub-Account Term(s) to which the transfers are to be made.

The first transfer will occur on a particular date designated in advance by Keyport (the "designated date") as long as notice of the Certificate Owner's Written Request is received no later than five (5) business days prior to the designated date. Each subsequent transfer will occur following the designated date, e.g., if the frequency is monthly and the designated date is the 10th of a month and the notice is received on April 2, the first transfer will occur on April 10 and on the 10th of each successive month.


Before any final transfer, the Certificate Owner may extend program (i) by allocating Subsequent Premium to the Interest Sub-Account or by transferring the Indexed Value of any Index Sub-Account at the end of its Term to the Interest Sub-Account.


Partial Surrenders from the Interest Sub-Account are allowed while a Dollar Cost Averaging Program is in effect. The duration of either program may be shortened by such Partial Surrenders.


The Certificate Owner may, by Written Request or by telephone, change the periodic amount to be transferred, change the Index Sub-Account(s) Terms to which the transfers are to be made, or end the program. The program will automatically end if the Income Date occurs. Keyport reserves the right to end the program at any time by sending the Certificate Owner a notice one month in advance.


Written or telephone instructions must be received by Keyport by the end (currently 4:00 PM Eastern Time) of the business day preceding the next scheduled transfer in order to be in effect for that transfer. Telephone instructions are subject to the conditions and procedures established by Keyport from time to time. The current conditions and procedures appear in Appendix D, and Certificate Owners in a Dollar Cost Averaging Program will be notified, in advance, of any changes.


    7.   Transfer of Values


The Certificate Owner may transfer account values between the Interest Sub-Account and Index Sub-Accounts, subject to the following restrictions:


    (a) all requests for transfers must be made before the Income Date by telephone or by Written Request;
    (b) the number of transfers may not exceed any limit Keyport may set for a specified time period. Currently, Keyport does not limit the number of permissible transfers in a single Certificate Year;
    (c) all or part of an Interest Sub-Account (but not less than $1,000) may be transferred to establish a new Index Sub-Account at any time before the Income Date;
    (d) a transfer from an Index Sub-Account to an Interest Sub-Account must include the entire Indexed Value of the Sub-Account and may only be made at the end of a Term;

    (e) the Term of a new Index Sub-Account cannot be longer than the number of years remaining until the Income Date or the date allowed following the death of a Certificate Owner, Joint Certificate Owner or Annuitant, if the Owner is a non-natural person.

While no charge currently applies to transfers, Keyport reserves the right to charge $25 per transfer if a Certificate Owner makes more than 4 transfers in a single Certificate Year. This restriction will not apply to Dollar Cost Averaging Programs. Keyport reserves the right, at any time and without prior notice, to terminate, modify, or suspend the transfer privileges described above.

    8.   Premium Taxes

Keyport deducts the amount of any premium taxes levied by any state or governmental entity when the premium tax is incurred, unless Keyport elects to defer such deduction until the time of surrender or the Income Date. It is not possible to describe precisely the amount of premium tax payable on any transaction involving a Certificate. Such premium taxes depend, among other things, on the type of Certificate (Qualified or Non-Qualified), on the state of residence of the Certificate Owner, the state of residence of the Annuitant, the status of Keyport within such states, and the insurance tax laws of such states. Currently such premium taxes range from 0% to 5.0%. For a schedule of such taxes, see Appendix C of this Prospectus.

    9.   Death Provisions

         (a)  Non-Qualified Certificate

Death of a Certificate Owner, Joint Certificate Owner, or Certain Non-Certificate Owner Annuitants. These provisions apply if, before the Income Date while the Certificate is In Force, the Certificate Owner or any Joint Certificate Owner dies (whether or not the decedent is also the Annuitant) or the Annuitant dies under a Certificate with a non-natural Certificate Owner such as a trust. The Designated Beneficiary will control the Certificate Owner Account after such a death.

If the decedent was the Certificate Owner or the Annuitant (if the Certificate Owner is not a natural person), the Designated Beneficiary may surrender the Certificate Owner Account Value within ninety (90) days of the date of death for the death benefit. If the Certificate Owner Account is not surrendered, the Certificate will stay In Force for the time period specified below.

The total death benefit is the sum of the death benefit(s) of an Interest Sub-Account and each Index Sub-Account(s). The death benefit of an Interest Sub-Account is equal to the Accumulated Value of an Interest Sub-Account, i.e.,
(a) the portion of the Initial Premium allocated to an Interest Sub-Account; plus (b) the portion of any Subsequent Premium(s) allocated to the Interest Sub-Account; plus (c) any amounts transferred to an Interest Sub-Account; less (d) any partial surrender amounts from an Interest Sub-Account; less (e) any amounts transferred from an Interest Sub-Account; plus (f) interest on the net amount at the Declared Rate set on the first day of each calendar month and guaranteed for that month.

The death benefit of each Index Sub-Account is the greater of the Death Benefit and the Surrender Value. The Death Benefit is equal to (a) minus (b), where (a) is the Indexed Value at the start of the Sub-Account Year in which death occurs, with the applicable Index Increase recalculated as described in Appendix B, and
(b) is the sum of any partial surrenders since the start of the Sub-Account Year. If the Floor is greater than zero, (a) is "the Indexed Value as of the date of death, less any subsequent Partial Surrender."

For a surrender after ninety (90) days and for a surrender following the death of a Joint Certificate Owner, the Surrender Value is payable instead.


If the decedent's surviving spouse (if any) is the sole Designated Beneficiary, the surviving spouse will automatically become the new sole Certificate Owner as of the decedent's date of death. If the decedent is the Annuitant, the new Annuitant will be any living Contingent Annuitant named in the application, otherwise the surviving spouse. The Certificate Owner Account can stay in force until another death occurs (i.e., until the death of the Annuitant, Certificate Owner, or Joint Certificate Owner). Except for this paragraph, all of "Death Provisions" will apply to that subsequent death.


In all other cases, the Certificate can stay In Force up to five (5) years from the date of death. During this period, the Designated Beneficiary may exercise all ownership rights, including the right to make transfers or partial surrenders or the right to totally surrender the Certificate pursuant to the surrender provisions of the Certificate. If the Certificate is still In Force at the end of the five-year period, Keyport will automatically end it by paying to the Designated Beneficiary the Surrender Value. If the Designated Beneficiary is not alive then, Keyport will pay any Person(s) previously named by the Designated Beneficiary in a Written Request, otherwise the Designated Beneficiary's estate.

Payment of Benefits. Instead of receiving a lump sum, the Certificate Owner or any Designated Beneficiary may, by Written Request, direct Keyport to pay any benefit of $5,000 or more under an Annuity Option that meets the following requirements: (a) the first payment to the Designated Beneficiary must be made no later than one (1) year after the date of death; (b) payments must be made over the life of the Designated Beneficiary or over a period not extending beyond that person's life expectancy; and any Annuity Option that provides for payments to continue after the death of the Designated Beneficiary will not permit the successor payee to extend the period of time over which the remaining payments are to be made. The Certificate Owner may also direct that any benefit payable to a Designated Beneficiary be paid under an Annuity Option meeting these same requirements.


Death of Certain Non-Certificate Owner Annuitants. The following provisions apply if, before the Income Date while the Certificate is In Force, (a) the Annuitant dies, (b) the

Annuitant is not a Certificate Owner, and (c) the Certificate Owner is a natural person: The Certificate will continue In Force after the Annuitant's death. The new Annuitant will be any living Contingent Annuitant, otherwise the Certificate Owner.

         (b)  Qualified Certificates

Death of Annuitant. If the Annuitant dies while the Certificate is In Force, the Designated Beneficiary will thereafter control the Certificate. The Designated Beneficiary may surrender the Certificate within ninety (90) days of the date of death for the death benefit, calculated as described above. For a surrender after ninety (90) days and for a surrender following the death of an Annuitant, the Surrender Value is payable instead.

If the Certificate is not surrendered, the Certificate can stay In Force for the time period permitted by the Internal Revenue Code provisions applicable to the particular Qualified Plan. During this period, the Designated Beneficiary may exercise all ownership rights, including the right to make partial surrenders or the right to totally surrender the Certificate pursuant to the surrender provisions of the Certificate. If the Certificate is still In Force at the end of the period, Keyport will automatically end it then by paying to the Designated Beneficiary the Surrender Value. If the Designated Beneficiary is not alive then, Keyport will pay any person(s) named by the Designated Beneficiary in a Written Request, otherwise the Designated Beneficiary's estate.

Payment of Benefits. Instead of receiving a lump sum, the Certificate Owner or any Designated Beneficiary may, by Written Request, direct Keyport to pay any benefit of $5,000 or more under an Annuity Option that meets the following requirements: (a) the first payment to the Designated Beneficiary must be made no later than one (1) year after the date of death; (b) payments must be made over the life of the Designated Beneficiary or over a period not extending beyond that person's life expectancy; and (c) any payment option that provides for payments to continue after the death of the Designated Beneficiary will not permit the successor payee to extend the period of time over which the remaining payments are to be made. The Certificate Owner may also direct that any benefit payable to a Designated Beneficiary be paid under an Annuity Option meeting these same requirements.

D.  ANNUITY PAYMENT PROVISIONS

    1.   Annuity Benefits

If the Annuitant is alive on the Income Date and the Certificate is In Force, payments will begin under the payment option the Certificate Owner has chosen. The amount of the payments will be determined by applying the Income Value (less any premium taxes or other taxes not previously deducted) on the Income Date in accordance with the option selected. The total Income Value is the sum of the Accumulated Value for an Interest Sub-Account and the Indexed Value of the Index Account(s).

    2.   The Income Date and Form of Annuity

The Income Date is shown on the Certificate Specifications page. If the Annuitant dies before the Income Date and there is a successor Annuitant, the Income Date will be based on the successor Annuitant's birthday if the successor Annuitant is younger than the deceased Annuitant.

The Certificate Owner may elect, at least thirty (30) days prior to the Income Date, to have the Income Value applied on the Income Date under any of the Annuity Options described below. In the absence of such election, the Income Value will be applied on the Income Date under Option 3 to provide a monthly life annuity with ten (10) years of payments guaranteed.

No surrenders may occur after the Income Date. Other special rules may apply to qualified retirement plans. (See "Qualified Plans".)

    3.   Change of Annuity Option

The Certificate Owner may change the Annuity Option from time to time, but the change must be made by Written Request and received by Keyport at least thirty
(30) days prior to the scheduled Income Date.

    4.   Annuity Options

In addition to the following options, other options may be arranged with the mutual consent of the Certificate Owner and Keyport.

Option 1 - Income for a Fixed Number of Years. Keyport will pay an annuity for a chosen number of years, not less than five (5) or more than thirty (30). If, at the death of the payee, Option 1 payments have been made for less than the chosen number of years:
(a) payments will be continued during the remainder of the period to the successor payee; or
(b) the successor payee may elect to receive in a lump sum the present value of the remaining payments, commuted at the rate of 3% per year or at any greater interest rate used to create the annuity factor for this Option 1.

See "Annuity Payments" for the manner in which Option 1 may be taxed.

Option 2 - Life Income. Keyport will pay an annuity for as long as the payee is alive. The amount of the annuity payments will depend on the age of the payee at the time annuity payments are to begin and may also depend on the payee's sex. IT IS POSSIBLE UNDER THIS OPTION TO RECEIVE ONLY ONE ANNUITY PAYMENT IF THE PAYEE DIES AFTER THE RECEIPT OF THE FIRST PAYMENT OR TO RECEIVE ONLY TWO ANNUITY PAYMENTS IF THE PAYEE DIES AFTER RECEIPT OF THE SECOND PAYMENT AND SO ON.

Option 3 - Life Income with 5 or 10 Years Guaranteed. Keyport will pay an annuity during the lifetime of the payee. If, at the death of the payee, payments have been made for less than the selected number of years:

    (a) payments will be continued during the remainder of the period to the successor payee; or

    (b) the successor payee may elect to receive in a lump sum the present value of the remaining certain payments, commuted at the rate of 3% per year or at any greater interest rate used to create the annuity factor for this Option 3.

The amount of the annuity payments will depend on the age of the payee at the time annuity payments are to begin and may also depend on the payee's sex.

Option 4 - Joint and Last Survivor Income. Keyport will pay an annuity for as long as either the payee or a designated second natural person is alive. The amount of the annuity payments will depend on the age of both persons at the time annuity payments are to begin and may also depend on each person's sex. IT IS POSSIBLE UNDER THIS OPTION TO RECEIVE ONLY ONE ANNUITY PAYMENT IF BOTH PAYEES DIE AFTER THE RECEIPT OF THE FIRST PAYMENT OR TO RECEIVE ONLY TWO ANNUITY PAYMENTS IF BOTH PAYEES DIE AFTER RECEIPT OF THE SECOND PAYMENT AND SO ON.

    5.   Frequency and Amount of Payments

Payments will normally be made in monthly installments. However, if the net amount available to apply under any Annuity Option is less than $5,000, Keyport has the right to pay the amount in one lump sum, in lieu of the payment otherwise provided. In addition, if the payments would be or become less than $100, Keyport has the right to change the frequency of payments to such intervals as will result in payments of at least $100 each.

    6.   Proof of Age, Sex, and Survival of Annuitant

Keyport may require proof of age, sex, or survival of any payee upon whose age, sex, or survival payments depend. If the age or sex has been misstated, Keyport will compute the amount payable based on the correct age and sex. If income payments have begun, any underpayment Keyport may have made will be paid in full with the next annuity payment. Any overpayment, unless repaid in one sum, will be deducted from future annuity payments until Keyport is repaid in full.

INVESTMENTS BY KEYPORT

Assets of Keyport must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by the general accounts and separate accounts of life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in Federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate, and certain other investments. (See F. INVESTMENTS, below for further information on the investments of Keyport.)

All of Keyport's General Account assets will be available to fund a Certificate Owner's claims under a Certificate.

In establishing the Guaranteed Interest Rates and Guaranteed Interest Rates Factors under the Certificates, Keyport intends to take into account, among other factors, the yields available on the instruments in which it will invest the proceeds from the Certificates. (See "Interest Sub-Account",and "Establishment of Guaranteed Interest Rate Factors".) Keyport's obligations and the values and benefits under the Certificates, however, do not vary as a direct function of the returns on the instruments in which Keyport will have invested the proceeds from the Certificates.



Keyport's investment strategy with respect to the proceeds attributable to Certificates generally will be to invest in debt securities which it will use to match its liabilities with respect to the Terms of Index Sub-Accounts to which the proceeds are allocated. This will be done, in Keyport's sole discretion, by making investments which are authorized by applicable state law. Keyport expects to invest a substantial portion of the premiums received in securities issued by the United States Government, its agencies, and instrumentalities, which may or may not be guaranteed by the United States Government. This could include T-Bills, Notes, Bonds, Zero Coupon Securities, and Mortgage Pass-Through Certificates, including Government National Mortgage Association backed securities (GNMA Certificates), Federal National Mortgage Association Guaranteed Pass-Through Certificates (FNMA Certificates), Federal Home Loan Mortgage Corporation Mortgage Participation Certificates (FHLMC Certificates), and others.





In addition, Keyport may invest its assets in various instruments, including equity options, futures, forwards, and other instruments based on the S&P Index in order to hedge Keyport's obligations with respect to Index Sub-Accounts. Keyport may also buy and sell interest rate swaps and caps, Treasury bond futures, and other instruments to hedge its exposure to changes in interest rates. These derivative instruments will be purchased from counterparties which conform to Keyport's Policies and Guidelines regarding derivative instruments. Investments in these instruments generally involve the following types of risks: in the case of over-the-counter options and forward contracts, there is no guarantee that markets will exist for these investments when Keyport wants to close out a position; futures exchanges may impose trading limits which may inhibit Keyport's ability to close out positions in exchange-listed instruments; and if Keyport has an open position with a dealer that becomes insolvent, Keyport may experience a loss.



While the foregoing generally describes Keyport's investment strategy with respect to the proceeds attributable to the Certificates, Keyport is not obligated to invest assets, including the proceeds attributable to the Certificates, according to any particular strategy, except as may be required by Rhode Island and other state insurance laws.



AMENDMENT OF CERTIFICATE



Keyport reserves the right to amend the Certificate to meet the requirements of any applicable Federal or state laws or regulations. Keyport will notify Certificate Owners in writing of any such amendments.



ASSIGNMENT OF CERTIFICATE



A Certificate Owner may assign a Certificate at any time, as permitted by applicable law. A copy of any assignment must be filed with Keyport. An assignment will not be binding upon Keyport until it receives a written copy. The Certificate Owner's rights and those of any revocably-named person will be subject to the assignment.

Any Qualified Certificate may have limitations on assignability. Keyport assumes no responsibility for the validity or effect of any assignment.

Because an assignment may be a taxable event, a Certificate Owner should consult a competent tax adviser as to the tax consequences of any assignment.



DISTRIBUTION OF CERTIFICATE



Keyport Financial Services Corp. ("KFSC") serves as the Principal Underwriter for the Certificate described in this Prospectus. The Certificate will be sold by salespersons who represent Keyport Life Insurance Company (KFSC's corporate parent) as insurance agents and who are registered representatives of broker-dealers who have entered into distribution agreements with KFSC. KFSC is a wholly-owned subsidiary of Keyport and is registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("Exchange Act") as a broker-dealer. KFSC is a member of the National Association of Securities Dealers, Inc. ("NASD"). It is located at 125 High Street, Boston, Massachusetts 02110.

Keyport will pay a maximum commission of 5.25% on sales of the Certificate.

TAX CONSIDERATIONS



A.  GENERAL



SINCE THE LAW IS COMPLICATED AND SINCE TAX CONSEQUENCES WILL VARY ACCORDING TO THE ACTUAL STATUS OF THE CERTIFICATE OWNER, LEGAL AND TAX ADVICE MAY BE NEEDED BY A PERSON, EMPLOYER, OR

OTHER ENTITY CONTEMPLATING THE PURCHASE OF A CERTIFICATE DESCRIBED IN THIS PROSPECTUS.



It should be understood that any detailed description of the tax consequences regarding the purchase of a Certificate cannot be made in this Prospectus and that special tax rules may be applicable with respect to certain purchase situations not discussed herein. In addition, no attempt is made to consider any applicable state or other tax laws. For detailed information, a competent tax advisor should always be consulted.





This discussion is based upon Keyport's understanding of Federal income tax laws as they are currently interpreted. The United States Congress has in the past and may in the future consider legislation that, if enacted, could adversely affect the tax treatment of annuity Certificates, including distributions and undistributed appreciation. There is no way of predicting whether, when, or in what form Congress will enact legislation affecting annuity contracts. Any such legislation could have retroactive effect regardless of the date of enactment. No representation is made regarding the likelihood of continuation of those current Federal income tax laws or of the current interpretations by the Internal Revenue Service.





B.  TAXATION OF KEYPORT



Keyport is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code ("Code"). The assets underlying the Certificates will be owned by Keyport. Any income earned on those assets will be Keyport's income.



C.  TAXATION OF ANNUITIES IN GENERAL





    1.   General



Section 72 of the Code governs the taxation of annuities in general. A Certificate Owner is not taxed on increases in Certificate Owner Account Value until a distribution occurs, either in the form of a lump sum payment (e.g., a full or partial surrender of the Certificate Owner Account Value), an assignment, a gift of the Certificate, or as annuity payments. The provisions of Section 72 of the Code concerning distributions are briefly summarized below.


    2.   Surrender, Assignments, and Gifts



A Certificate Owner who fully surrenders the Certificate is taxed on the portion of the payment that exceeds the Certificate Owner's cost basis in the Certificate. For Non-Qualified Certificates, the cost basis is generally the amount of the Initial Premium and any Subsequent Premium(s), and the taxable portion of the surrender payment is taxed as ordinary income. For Qualified Certificates, the cost basis is generally zero, and the taxable portion of the surrender payment is generally taxed as ordinary income subject to special 5-year income averaging. A Designated Beneficiary receiving a lump sum surrender benefit after the death of the Annuitant or Certificate Owner is taxed on the portion of the amount that exceeds the Certificate Owner's cost basis in the Certificate. If the Designated Beneficiary elects to receive annuity payments within sixty (60) days of the decedent's death, different tax rules apply. See "Annuity Payments" below.

Partial surrenders received under Non-Qualified Certificates prior to the Income Date are first included in gross income to the extent that Certificate Owner Account Value exceeds the Initial Premium and any Subsequent Premium. Then, to the extent Certificate Owner Account Value does not exceed the Initial Premium and any Subsequent Premium, such surrenders are treated as a non-taxable return of principal to the Certificate Owner. For partial surrenders under a Qualified Certificate, payments are treated first as a non-taxable return of principal up to the cost basis and then a taxable return of income. Since the cost basis of Qualified Certificates is generally zero, partial surrender amounts will generally be fully taxed as ordinary income.

A Certificate Owner who assigns or pledges a Non-Qualified Certificate is treated as having received the amount assigned or pledged and thus is subject to taxation under the rules applicable to surrenders. A Certificate Owner who gives away the Certificate (i.e., transfers it without full and adequate consideration) to anyone other than his or her spouse is treated for income tax purposes as if he or she had fully surrendered the Certificate.



A special computational rule applies if Keyport issues to the Certificate Owner, during any calendar year, (a) two or more Certificates or (b) one or more Certificates and one or more of Keyport's other annuity contracts.
Under this rule, the amount of any distribution includable in the Certificate Owner's gross income is to be determined under Section 72(e) of the Code by treating all the Keyport contracts and Certificates as one. Keyport believes that this means the amount of any distribution under one Certificate will be includable in gross income to the extent that, at the time of distribution, the sum of the values for all the Certificates or Certificates exceeds the sum of the cost bases for all the Certificates.





    3.   Annuity Payments



The non-taxable portion of each annuity payment is determined by an "exclusion ratio" formula which establishes the ratio that the cost basis of the Certificate bears to the total expected value of annuity payments for the term of the annuity. The remaining portion of each payment is taxable. Such taxable portion is taxed at ordinary income rates.

For Qualified Certificates, the cost basis is generally zero. With annuity payments based on life contingencies, the payments will become fully taxable once the payee lives longer than the life expectancy used to calculate the non-taxable portion of the prior payments.



    4.   Penalty Tax



Payments received by Certificate Owners, Annuitants, and Designated Beneficiaries under Certificates may be subject to both ordinary income taxes and a penalty tax equal to ten percent (10%) of the amount received that is includable in income. The penalty tax is not imposed on amounts received: (a) after the taxpayer attains age 59-1/2; (b) in a series of substantially equal payments made for life or life expectancy; (c) after the death of the Certificate Owner (or, where the Certificate Owner is not a human being, after the death of the Annuitant); (d) if the taxpayer becomes totally and permanently disabled; or (e) under a Non-Qualified Certificate's annuity payment option that provides for a series of substantially equal payments, provided the Certificate is not issued as a result of a Section 1035 exchange and the first annuity payment begins in the first Certificate Year.



    5.   Income Tax Withholding



Keyport is required to withhold Federal income taxes on taxable amounts paid under Certificates unless the recipient elects not to have withholding apply. Keyport will notify recipients of their right to elect not to have withholding apply. See "Tax-Sheltered Annuities" ("TSAs") for an alternative type of withholding that may apply to distributions from TSAs that are eligible for rollover to another TSA or to an individual retirement annuity or account ("IRA").



    6.   Section 1035 Exchanges



A Non-Qualified Certificate may be purchased with proceeds from the surrender of an existing annuity Certificate. Such a transaction may qualify as a tax-free exchange pursuant to Section 1035 of the Code. It is Keyport's understanding that in such an event: (a) the new Certificate will be subject to the distribution-at-death rules described in "Death Provisions for Non-Qualified Certificates"; (b) premium payments made between August 14, 1982 and January 18, 1985, and the income allocable to them will, following an exchange, no longer be covered by a "grandfathered" exception to the penalty tax for a distribution of income that is allocable to an investment made over ten (10) years prior to the distribution; and (c) premium payments made before August 14, 1982, and the income allocable to them will, following an exchange, continue to receive the following "grandfathered" tax treatment under prior law: (i) the penalty tax does not apply to any distribution; (ii) partial surrenders are treated first as a non-taxable return of principal and then a taxable return of income; and (iii) assignments are not treated as surrenders subject to taxation.

Keyport's understanding of the above is principally based on legislative reports prepared by the Staff of the Congressional Joint Committee on Taxation.



D.  QUALIFIED PLANS



The Certificate is designed for use with several types of Qualified Plans. The tax rules applicable to participants in such Qualified Plans vary according to the type of Plan and the terms and conditions of the Plan itself. Therefore, no attempt is made herein to provide more than general information about the use of the Certificate with the various types of Qualified Plans.

Participants under such Qualified Plans as well as Certificate Owners, Annuitants, and Designated Beneficiaries are cautioned that the rights of any person to any benefits under such Qualified Plans may be subject to the terms and conditions of the Plans themselves regardless of the terms and conditions of the Certificate issued in connection therewith. Following are brief descriptions of the various types of Qualified Plans and of the use of the Certificate in connection therewith. Purchasers of the Certificate should seek competent advice concerning the terms and conditions of the particular Qualified Plan and use of the Certificate with that Plan.



    1.   Tax-Sheltered Annuities



Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational, and scientific organizations specified in Section 501c(3) of the Code to purchase annuity Certificates and, subject to certain contribution limitations, exclude the amount of premium payments from gross income for tax purposes. However, such premium payments may be subject to Social Security ("FICA") taxes. This type of annuity Certificate is commonly referred to as a "Tax-Sheltered Annuity".

Section 403(b)(11) of the Code contains distribution restrictions. Specifically, benefits may be paid, through surrender of the Certificate or otherwise, only (a) when the employee attains age 59-1/2, separates from service, dies, or becomes totally and permanently disabled (within the meaning of Section 72(m)(7) of the Code) or (b) in the case of hardship. A hardship distribution must be of employee contributions only and not of any income attributable to those contributions. Section 403(b)(11) does not apply to distributions attributable to assets held as of December 31, 1988. Thus, it appears that the law's restrictions would apply only to distributions attributable to contributions made after 1988, to earnings on those contributions, and to earnings on amounts held as of December 31, 1988.

The Internal Revenue Service has indicated that the distribution restrictions of Section 403(b)(11) are not applicable when TSA funds are being transferred tax-free directly to another TSA issuer, provided the transferred funds continue to be subject to the Section 403(b)(11) distribution restrictions.

Keyport will notify a Certificate Owner who has requested a distribution from a Certificate if all or part of the distribution is eligible for rollover to another TSA or to an IRA. Any amount eligible for rollover treatment will be subject to mandatory Federal income tax withholding at a twenty percent (20%) rate if the Certificate Owner receives the amount rather than directing Keyport by Written Request to transfer the amount as a direct rollover to another TSA or IRA.



    2.   Individual Retirement Annuities



Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity." These Individual Retirement Annuities are subject to limitations on the amount which may be contributed, the persons who may be eligible, and on the time when distributions may commence.
 In addition, distributions from certain types of Qualified Plans may be placed on a tax-deferred basis into an Individual Retirement Annuity.



    3.   Corporate Pension and Profit-Sharing Plans



Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of the Certificate to provide benefits under the plans.

THE COMPANY

A.  BUSINESS

Keyport was incorporated in Rhode Island in 1957 as a stock life insurance company. Its Executive and Administrative Office are located at 125 High Street, Boston, Massachusetts 02110 and its Home Office is at 235 Promenade Street, Providence, Rhode Island 02903.

Keyport is a wholly-owned subsidiary of Liberty Financial Companies, Inc., which is a publicly traded holding company and a majority-owned subsidiary of LFC Holdings, Inc., which in turn is an indirect, wholly-owned subsidiary of Liberty Mutual Insurance Company ("Liberty"), a multi-line insurance and financial services institution. Liberty acquired all of the capital stock of Keyport from the Travelers Insurance Company on December 13, 1988.

Keyport writes individual life insurance and individual and group annuity Certificates on a nonparticipating basis. Keyport is licensed to do business in all states, except New York, and is also licensed in the District of Columbia and the Virgin Islands.

Keyport has been rated A+ (Superior) by A. M. Best and Company ("Best"), independent analysts of the insurance industry. Keyport has been rated A+ each year since 1976, the first year Keyport was subject to Best's alphabetic rating system.



Standard & Poor's ("S&P") has rated Keyport AA- for excellent financial security; Moody's has rated Keyport A1 for good financial strength; and Duff & Phelps has rated Keyport AA- for very high claims paying ability. Best's A+ rating is in the highest rating category, which also includes A++.



S&P and Duff & Phelps have one rating category above AA, and Moody's has two rating categories above A. Moody's "1" modifier signifies that Keyport is at the higher end of the A category, while S&P and Duff & Phelps "-" modifier signifies that Keyport is at the lower end of the AA category.

These ratings merely reflect the opinion of the rating company as to the relative financial strength of Keyport and Keyport's ability to meet its contractual obligations to its policyholders.

B.  SELECTED FINANCIAL DATA

The following selected consolidated financial data for Keyport should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus.

Selected Consolidated Financial Data
(in thousands)




                     For the Nine Months Ended                         As of or for the Year Ended December 31
                    ---------------------------                        ----------------------------------------

                    9/30/96            9/30/95           1995             1994            1993            1992         1991


Income
Statement
Data:

Revenues         $   614,205        $   580,727      $   783,170      $   706,628     $   699,228     $  722,391    $ 715,508

Expenses             519,640            499,538          675,229          611,352         612,523        690,994      654,738
                 -----------        -----------      -----------      -----------     -----------     ----------    ---------
Income Before
Income Taxes     $    94,565        $    81,189      $   107,941      $    95,276     $    86,705     $   31,397    $  60,770
                 -----------        -----------      -----------      -----------     -----------     ----------    ---------
                 -----------        -----------      -----------      -----------     -----------     ----------    ---------

Net Income       $    61,920        $    52,292      $    69,610      $    63,225     $    57,995     $   22,587    $  42,080
                 -----------        -----------      -----------      -----------     -----------     ----------    ---------
                 -----------        -----------      -----------      -----------     -----------     ----------    ---------

Balance Sheet
Data:

Total Cash and
Investments      $12,439,019                         $10,922,125      $ 9,274,793     $ 8,912,526     $ 8,787,912   $8,018,522

Total Assets      14,075,252                          12,279,194       10,873,604      10,227,327       9,707,115    8,839,110

Stockholder's
Equity               923,525                             902,331          682,485         684,270          556,416      532,317





C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    1. Summary of Unaudited Financial Statements for the Nine Months Ended September 30, 1996

Income before federal income taxes of $94.6 million for the nine months ended September 30, 1996 increased 16.5% compared to $81.2 million for the same period in 1995. The higher pretax income in the first nine months of 1996 was primarily attributable to higher investment spread and fee income and to net realized investment gains in 1996 compared to net realized investment losses in 1995.

On August 9, 1996, Keyport entered into a 100% coinsurance agreement for a $965.3 million block of single premium deferred annuities issued by Fidelity & Guaranty Life Insurance Company (F&G Life). Under this agreement (the F&G Life transaction), the investment risk of the annuity policies was transferred to the Company. However, the policies will continue to be administered by F&G Life, and F&G Life remains contractually liable for the performance of all policy obligations. The F&G Life transaction resulted in a $934.0 million increase in investments and a $31.3 million increase in the value of insurance in force.

Sales of Keyport's new equity index fixed annuity were $474.9 million for the nine months ended September 30, 1996, compared to $27.5 million for the nine months ended September 30, 1995. These policies provide for interest based on changes in the S&P 500 Composite Stock Price Index. Keyport's hedging strategy for this product uses S&P 500 options and S&P 500 futures contracts to hedge against the S&P 500 Index exposure. As of September 30, 1996, Keyport had positions in S&P 500 futures with an aggregate face amount of $2.4 million and positions in S&P 500 call options with an aggregate face amount of $52.2 million. The carrying value of the S&P 500 options and futures were $62.9 million.

    2.   Overview



Keyport offers a diversified line of fixed, variable, and indexed annuity products designed to serve the growing retirement savings market. These annuity products are sold through a wide ranging network of banks, agents, and broker-dealers. Substantially all of Keyport's operating earnings relate to the net investment income derived from the investments which support Keyport's fixed annuity and closed block of single premium whole life insurance. Net investment income and interest credited to policyholders are Keyport's largest revenue and expense items, respectively. The amount by which net investment income exceeds interest credited to policyholders is the "investment spread". The "investment spread percentage" is the excess of the weighted average investment yield over the weighted average interest credited rate. Net investment income is determined primarily by interest rates, the maturities of Keyport's portfolio, market conditions, and the overall investment policy of Keyport. Interest credited to policyholders is determined primarily by the interest rate environment, market conditions, and competitive conditions. Keyport's profitability is substantially dependent upon its ability to manage effectively its investment spread. Keyport seeks to manage investment spread through, among other things, its setting of renewal rates and by investment portfolio actions, including utilizing interest rate swaps and caps designed to address the interest rate sensitivity of asset cash flows in relation to liability cash flows. See "Liquidity and Capital Resources."

As reflected in the table below, in 1995, net investment income and interest credited increased compared to 1994, but the investment spread percentage decreased. In 1994, net investment income increased and interest credited decreased compared to 1993, and the net investment spread percentage increased.

                                                   Year Ended December 31
                                                      ($ in millions)
                                            1995           1994          1993
                                          -------        -------        -------
Net Investment Income                     $ 757.4        $ 689.6        $ 669.7
Interest Credited to Policyholders          557.2          481.9          504.2
                                          -------        -------        -------
Investment Spread                         $ 200.2        $ 207.7        $ 165.5
                                          -------        -------        -------
                                          -------        -------        -------
Investment Spread Percentage                1.91%          2.16%          1.81%
                                          -------        -------        -------
                                          -------        -------        -------


The investment spread percentage in 1995 decreased compared to 1994, principally as a result of an increase in the weighted average interest credited rate during the period. This increase resulted primarily from the impact of higher renewal rates set during the latter half of 1994 and early 1995 attributable to the rising interest rate environment beginning in early 1994. Although interest rates decreased significantly during 1995, the full impact of this rate decrease was not realized on interest credited since rates on policyholder liabilities are renewed annually throughout the year. Both net investment income and interest credited increased in 1995, primarily due to higher average investment and policyholder liability balances, respectively.

The investment spread percentage in 1994 increased compared to 1993, primarily as a result of a decrease in the weighted average interest credited rate during the period. Although interest rates, particularly short-term interest rates, continually increased throughout 1994, the full impact on interest credited was not realized because renewal rates are set annually throughout the year. Net investment income increased during 1994 primarily due to higher average investment balances.


    3.   Results of Operations - 1995 Compared to 1994


Net Income. Net income was $69.6 million in 1995, compared to $63.2 million in 1994. The higher net income in 1995 primarily reflected lower operating expenses, decreased guaranty fund expense, and reduced amortization of value of insurance in force, offset in part by lower investment spread.

Revenues. Net investment income is derived from the investments which support Keyport's fixed annuity business and its closed block of single premium whole life insurance. Net investment income was $757.4 million during 1995, compared to $689.6 million in 1994, an increase of $67.8 million, or 9.8%. This increase in net investment income was primarily due to a higher level of portfolio assets during the period. The impact of this higher level of assets on net investment income was approximately $62.2 million. The overall portfolio yield also increased during 1995. The impact of this higher yield was approximately $5.6 million. In 1995, the overall yield on investments (the ratio of net investment income to average monthly total investments) was 7.75%, compared to 7.68% in 1994. Insurance revenues are the separate account fees earned on variable Certificate policyholder account balances and surrender charges on policyholder withdrawals of fixed and variable annuities. Such revenues were $29.8 million in 1995, compared to $25.3 million in 1994, an increase of $4.5 million, or 17.8%. This increase was primarily due to higher surrender charges of $2.6 million. Total fixed annuity surrenders, as a percentage of average policyholder liabilities, were approximately 9.4% in 1995, compared to 12.3% in 1994.

Net realized investment losses were $4.0 million in 1995, compared to $8.2 million in 1994. The realized losses in 1995 were primarily attributable to sales of fixed maturities during the year which were sold on the basis of relative value and credit quality and were realized primarily for tax purposes since these losses may be carried back to prior years against previously recognized capital gains. The realized losses in 1994 were primarily due to write-downs of investments whose declines in value were determined to be other than temporary.

Expenses. Interest credited to policyholders is the expense Keyport incurs on its fixed annuity and whole life insurance policyholder liabilities. Interest credited was $557.2 million in 1995, compared to $481.9 million in 1994, an increase of $75.3 million, or 15.6%. This increase was due to growth in policyholder liabilities and to an increase in the weighted average crediting rate on the policyholder liabilities. The increase in policyholder liabilities had the effect of increasing interest credited by $47.9 million, while the impact of the higher average crediting rate was approximately $27.4 million. The weighted average crediting rate on policyholder liabilities was 5.84% in 1995, compared to 5.54% in 1994. This increase in interest credited of $75.3 million, combined with the increase in net investment income of $67.8 million discussed above, resulted in a decrease in investment spread in 1995 of approximately $7.5 million and a decrease in the investment spread percentage in 1995 to 1.91% from 2.16% in 1994.

Policy benefits represent death benefits incurred in excess of policyholder account balances. Policy benefits were $4.4 million in 1995, compared to $4.8 million in 1994, a decrease of $0.4 million, or 8.3%. This decrease was due to favorable mortality experience in 1995. Operating expenses were $42.5 million in 1995, compared to $47.1 million in 1994, a decrease of $4.6 million, or 9.8%. These expenses primarily represent compensation, other general and administrative expenses, and taxes, licenses, and fees. The decrease in 1995 was primarily due to lower state income taxes and licensing fees.

Guaranty fund expense was $2.0 million in 1995, compared to $7.2 million in 1994, a decrease of $5.2 million. This decrease relates to a smaller provision for possible future guaranty fund assessments in 1995. See "Guaranty Fund Assessments."

Amortization of deferred policy acquisition costs was $58.5 million in 1995, compared to $52.2 million in 1994, an increase of $6.3 million. This increase in amortization was primarily attributable to changes in estimates relating to reductions in the amortization periods and lower projected surrender charges primarily on fixed annuities. In addition, this increase was attributable to the growth in business in force during 1995 and 1994. Amortization of value of insurance in force was $9.5 million in 1995, compared to $17.0 million in 1994. Value of insurance in force is amortized in relation to the estimated gross profits to be realized over the life of the underlying policies and is adjusted to reflect actual experience. The decrease in amortization in 1995 of $7.5 million was primarily related to the actual experience of the closed block of whole life insurance and to changes in estimates on persistency and higher than expected future profits.


    4.   Results of Operations - 1994 Compared to 1993


Net Income. Net income was $63.2 million in 1994, compared to $58.0 million in 1993. The higher net income in 1994 primarily reflected the higher levels of investment spread (offset in part by increased amortization of deferred policy acquisition costs) and decreased amortization of value of insurance in force, offset in part by increased operating expenses and guaranty fund expense, and realized investment losses in 1994 compared to realized investment gains in 1993.

Revenues. Net investment income was $689.6 million during 1994, compared to $669.7 million in 1993, an increase of $19.9 million, or 3.0%. This increase in net investment income was primarily due to a higher level of portfolio assets during the period. The impact of this higher level of assets on net investment income was approximately $33.8 million. This favorable impact was offset in part by a decline in Keyport's overall portfolio yield during 1994.
 The impact of this lower yield was approximately $13.9 million. In 1994, the overall yield on investments was 7.68%, compared to 7.85% in 1993.

Insurance revenues were $25.3 million for 1994, compared to $18.2 million in 1993, an increase of $7.1 million, or 39.0%. This increase was primarily due to increased separate account fees earned on higher levels of variable annuity and variable life policyholder account balances. Surrender charge income on withdrawals totaled $8.5 million in 1994, compared to $7.3 million in 1993.

Net realized investment losses were $8.2 million in 1994, compared to realized investment gains of $11.4 million in 1993. The realized losses in 1994 were primarily due to write-downs of investments whose declines in value were determined to be other than temporary. The realized gains in 1993 were primarily attributable to the higher level of calls on portfolio bonds and, to a lesser extent, sales of fixed maturities classified as "held to maturity" which were sold because of deteriorating credit quality. Realized investment gains include gross gains and losses and, for periods prior to 1994, provisions for possible investment losses. The provision was $9.1 million for 1993.

Expenses. Interest credited to policyholders was $481.9 million in 1994 and $504.2 million in 1993, a decrease of $22.3 million, or 4.4%. This decrease was primarily due to a reduction in the weighted average crediting rate on policyholder liabilities to 5.54% in 1994 from 6.04% in

1993. This reduction had a favorable impact of $42.7 million. Total interest credited also reflected growth in policyholder liabilities which had the effect of increasing interest credited by $20.4 million during the period. The decrease in interest credited and the increase in net investment income discussed above resulted in an increase in investment spread of approximately $42.2 million and an increase in the investment spread percentage in 1994 to 2.14% from 1.81% in 1993.

Policy benefits were $4.8 million in 1994, compared to $3.1 million in 1993, an increase of $1.7 million, or 54.8%. This increase was due to unfavorable mortality experience in 1994.

Operating expenses were $47.1 million in 1994, compared to $37.0 million in 1993, an increase of $10.1 million, or 27.3%. These expenses increased primarily due to higher personnel costs, higher levels of professional fees, and investments in information technology.

Guaranty fund expense was $7.2 million in 1994, compared to $3.7 million in 1993, an increase of $3.5 million. This increase relates to a larger provision for possible future guaranty fund assessments in 1994.

Amortization of deferred policy acquisition costs were $52.2 million in 1994, compared to $41.0 million in 1993, an increase of $11.2 million. This increase in amortization is related to the higher levels of investment spread in 1994 and the growth of business in force during 1994 and 1993. As a result of the acceleration of profits associated with existing Certificates, amortization was adjusted to reflect actual investment experience.

Amortization of value of insurance in force was $17.0 million in 1994, compared to $22.4 million in 1993, a decrease of $5.4 million, or 24.1%.
This decrease was attributable primarily to the scheduled amortization of specific blocks of business which were no longer subject to surrender charges beginning in the fourth quarter of 1992.


    5.   Guaranty Fund Assessments


Under insurance guaranty fund laws existing in each state, insurers can be assessed for certain obligations of insolvent insurance companies. The amounts actually assessed to Keyport by guaranty fund associations under such laws for the years ended December 31, 1995, 1994, and 1993, were approximately $8.1 million, $7.7 million, and $7.3 million, respectively. Assessments are typically not made for several years after an institution fails and, therefore, Keyport cannot precisely determine the amount or timing of such assessments and whether the Company's existing reserve will be sufficient to cover the actual assessments. In 1995, 1994, and 1993, Keyport recorded guaranty fund expense of approximately $2.0 million, $7.2 million, and $3.7 million, respectively. At December 31, 1995, Keyport's reserve for such assessments was $21.9 million.


    6.   Financial Condition

Cash and Investments. Cash and investments grew to $10.9 billion as of December 31, 1995, compared to $9.3 billion as of December 31, 1994, or an increase of 17.8%. This growth reflects policyholder deposits received during 1995 and the excess of net investment income over policy acquisition costs and operating expenses. This growth also reflects the change in net unrealized investment gains. The portfolio of fixed maturity investments had a weighted average quality rating of A+ by S&P.

The percentage of Keyport's portfolio invested in below investment grade securities increased slightly during 1995. As of December 31, 1995, the carrying value of Keyport's total investments in below investment grade securities consisted of investments in 106 issuers totaling $811.8 million, or 7.4% of the investment portfolio, compared to 84 issuers totaling $618.7 million, or 6.7%, as of December 31, 1994. As of December 31, 1995, the yield on Keyport's below investment grade portfolio was 9.6%, compared to 7.3% for the investment grade portfolio.

Keyport analyzes its investment portfolio at least quarterly in order to determine if its ability to realize the carrying value on any investment has been impaired. If impairment in value is determined to be other than temporary, the cost basis of the impaired security is written down to fair value and becomes the security's new cost basis. The amount of the writedown is recorded as a realized investment loss. During 1995, there were no adjustments to Keyport's investment portfolio in connection with an impairment in value that was other than temporary.

Cash and cash equivalents increased to approximately $777.4 million as of December 31, 1995, from $684.6 million as of December 31, 1994.
Substantially all of this increase related to securities being held as collateral in connection with securities lending and dollar roll transactions. Keyport records the collateral received from its securities lending and dollar roll transactions as an asset and its obligation to return the collateral, when the transaction is closed, as a liability. As of December 31, 1995, Keyport had an asset, and a corresponding liability, of $317.7 million for cash pledged as collateral. Keyport did not engage in any such transactions during 1994.

Deferred Policy Acquisition Costs. Deferred policy acquisition costs decreased to $179.7 million as of December 31, 1995, from $439.2 million as of December 31, 1994. Deferral of current period costs (primarily commissions) incurred to generate annuity sales totaled $83.2 million, while amortization of these costs totaled $58.5 million. The adjustment to deferred policy acquisition costs related to the valuation of fixed maturity securities designated as available for sale under SFAS No. 115 reduced deferred policy acquisition costs by $286.4 million during 1995.

Liabilities. Policyholder liabilities increased by $740.3 million, or 7.9%, during 1995 and totaled $10.1 billion as of December 31, 1995. This growth primarily reflects the policyholder deposits received during the period and interest credited to policyholder liabilities. Keyport incorporates a number of features in its annuity products designed to reduce the early withdrawal or surrender of the policies and to partially compensate for acquisition costs incurred if policies are surrendered early. Surrender charge periods on annuity policies currently range from five to seven years. Substantially all policies issued during 1995 had a surrender charge period of five years or more. The initial surrender charge on annuity policies ranges from 5% to 7% of the premium and decreases over the surrender charge period. As of December 31, 1995, approximately 89.7% of Keyport's SPDA policyholder liabilities are subject to surrender charges.

Stockholder's Equity. As of December 31, 1995, stockholder's equity was $902.3 million, compared to $682.5 million as of December 31, 1994, an increase of $219.8 million. Net unrealized investment gains increased stockholder's equity by $150.2 million. This amount includes $13.9 million attributable to an election made on December 31, 1995, pursuant to a Guide to Implementation of SFAS 115 issued by the Financial Accounting Standards Board. Keyport elected to reclassify all previously classified "held to maturity" securities as "available for sale". This election was made to allow Keyport to more effectively manage its asset/liability management process. Net income during the period was $69.6 million.

Liquidity and Capital Resources. Liquidity needs and financial resources pertain to the management of the General Account assets and policyholder liabilities. Keyport uses cash for the payment of annuity and life insurance benefits, operating expenses, policy acquisition costs, and the purchase of investments. Keyport generates cash from net investment income, annuity premiums and deposits, and from maturities of fixed investments.

Cash received by Keyport for annuity premiums, from the maturity of investments, and from net investment income has historically been sufficient to meet Keyport's requirements. Keyport monitors cash and cash equivalents in an effort to maintain sufficient liquidity and has strategies in place to maintain sufficient liquidity in changing interest rate environments. Consistent with the nature of its obligations, Keyport has invested a substantial amount of its General Account assets in readily marketable securities. As of December 31, 1995, 70.0% of Keyport's total investments, including short-term investments, are considered readily marketable.

Keyport manages its portfolio, in part, based on the effective duration of its portfolio investments and the anticipated effective duration of its policyholder liabilities. As of December 31, 1995, the duration of Keyport's fixed income portfolio (representing 93.2% of Keyport's total General Account investments, and calculated including cash and short term investments) was
2.6 years.

Keyport's investment management strategy takes into account the anticipated cash flow requirements of its policy liabilities. Liability cash outflows are affected by policy maturities, surrender experience, and interest crediting rates. Simulation models are used to estimate policy cash flows under a wide range of future interest rate scenarios. Based on analyses of these scenarios, investment strategies are designed to meet policy obligations, maintain the desired investment spread between assets and liabilities, and limit the potential adverse impact of changing market interest rates.

A key element of Keyport's business activities is its asset/liability management process. This process integrates investment management and liability management to reduce the risk presented by changing market interest rates.

Interest rate risk occurs when interest rate changes cause asset cash flows (General Account investment income, principal payments, and calls) to react differently than liability cash flows (policyholder benefits). Keyport seeks to manage this risk through, among other things, its setting of renewal rates and by investment portfolio actions designed to address the interest rate sensitivity of asset cash flows in relation to liability cash flows. Portfolio actions used to manage interest rate risk include targeting the effective duration of the investment portfolio and utilizing interest rate swaps and caps to hedge asset and liability cash flow sensitivities.
Interest rate swaps and caps involve, to varying degrees, elements of credit risk and market risk which are not reflected in the Company's Consolidated Financial Statements (see Note 4 of Notes to the Consolidated Financial Statements). The Company periodically monitors credit risk and the financial stability of its counterparties according to prudent investment guidelines and established procedures.


Credit risk also arises from the possibility that a default by the issuer would affect adversely a fixed maturity investment's anticipated return by the issuer. Keyport seeks to manage this risk by careful credit analysis and ongoing credit monitoring.

Strict investment guidelines limit the total exposure of debt and derivative instruments in any single issuer as a percentage of Keyport's stockholder's equity and total invested assets. In addition, the portfolio is monitored to maintain diversification across industry and security type. Keyport also monitors its investment portfolio monthly to identify securities that may exhibit a deterioration in credit quality.

Keyport invests in certain below investment grade securities to enhance overall portfolio yield. Investments in below investment grade securities have greater risks than investments in investment grade securities. Keyport actively manages its below investment grade portfolio to optimize its risk return profile.

In 1995, Keyport introduced a new fixed annuity policy linked to an equity index. These policies guarantee a return equal to the highest price return of the S&P Index for any anniversary date during the term of the policy multiplied by a participation rate. Policies are issued with terms of one or five years. Keyport's KeyIndex hedging strategy uses S&P Index financial options and S&P Index financial futures Certificates to hedge against this S&P Index exposure. Sales of the indexed product in 1995 were approximately $85.0 million. Keyport anticipates significantly higher sales in 1996 as Keyport launches an aggressive marketing campaign. As of December 31, 1995, Keyport had positions in S&P Index futures with an aggregate face amount of approximately $2.4 million and positions in S&P Index call options with an aggregate face amount of approximately $69.3 million. The carrying value of the S&P Index options and futures was $7.8 million and was included in other invested assets.

To the extent that unanticipated surrenders cause Keyport to sell a material number of securities prior to their maturity for liquidity purposes, such surrenders could have a material adverse effect on Keyport. However, Keyport believes that liquidity to fund withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments, or securities in its short duration portfolio, thereby precluding the sale of fixed maturity investments in a potentially unfavorable market. Although the Company believes that Keyport will have adequate liquidity to meet anticipated surrender levels, a material increase in actual surrenders could have a material adverse effect on Keyport's operations and liquidity.

Regulatory authorities restrict dividend payments from Keyport to Liberty Financial in excess of the lesser of (i) ten percent (10%) of statutory surplus as of the preceding December 31 or (ii) the net gain from operations for the preceding fiscal year. Keyport considers these requirements in managing its cash flows and liquidity needs. As of December 31, 1995, Keyport could not declare dividends in excess of $34.6 million without the approval of the Commissioner of Insurance of the State of Rhode Island. Keyport has not paid any dividends since its acquisition in 1988.

D.  REINSURANCE

Portions of Keyport's life insurance risks are reinsured with other companies. The maximum net insurance retention on any one life is $150,000.

E.  RESERVES

Keyport is obligated to record actuarial reserves to meet obligations on outstanding life insurance and annuity Certificates. The reserves for such Certificates are based on mortality and morbidity tables in general use in the United States and are computed in amounts that, with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet Keyport's policy obligations at their maturities if death occurs in accordance with the mortality tables employed. In the accompanying Consolidated Financial Statements, these life insurance reserves are adjusted in accordance with generally accepted accounting principles.

F.  INVESTMENTS

Keyport manages interest rate risk and monitors investment activities to conform with its investment policies. Stein Roe & Farnham Incorporated, an affiliated company, manages a substantial portion of Keyport's General Account portfolio (approximately $8.9 billion of a total of approximately $10.9 billion as of December 31, 1995) within Keyport's overall investment policies. A portion of Keyport's General Account assets ($1.2 billion as of December 31, 1995) is managed by separate unaffiliated investment advisers who specialize in certain types of investments. As of December 31, 1995, Keyport's General Account also included approximately $498.3 million of policyholder loans and approximately $74.5 million of mortgage loans.

The following table sets forth the composition, carrying value, and fair value of Keyport's investment portfolio as of December 31, 1995.


                                   Carrying Value          Fair Value
                                   --------------          ----------
                                 Amount
                                 ------
                                 ($ in        % of                  % of
                               thousands)   Portfolio    Amount   Portfolio
                                            ---------    ------   ---------

Fixed Maturities (1):
Investment Grade Bonds        $ 6,688,036     61.2%    $ 6,688,036   61.2%

U.S. Government and
Agency Securities               2,036,064     18.7%      2,036,064   18.7%

Below Investment Grade
Bonds                             811,848      7.4%        811,848    7.4%
                               -----------   ------    -----------  ------
Total Fixed Maturities:          9,535,948    87.3%      9,535,948   87.3%

Mortgage Loans                      74,505     0.7%         79,697    0.7%

Cash and Cash Equivalents          777,384      7.1%       777,384    7.1%

Equity Securities                   25,215      0.2%        25,215    0.2%

Policy Loans                       498,326      4.6%       498,326    4.6%

Other                               10,748      0.1%        10,748    0.1%
                               -----------     -----   -----------   -----

Total Investment
Portfolio:                     $10,922,126    100.0%   $10,927,318  100.0%
                               -----------    ------   -----------  ------
                               -----------    ------   -----------  ------

(1) Includes private placement bonds with a carrying value (estimated fair value) of approximately $2.7 billion (24.7% of the portfolio). Fair values of private placement bonds are typically determined by obtaining market indications from various broker-dealers. Keyport attempts to validate these valuations by selectively monitoring trades in the secondary private placement market that involve these holdings.

Consistent with the nature of the obligations involved in Keyport's operations, the majority of the General Account assets are invested in fixed-income obligations, such as government and corporate debt securities and mortgage-backed securities. The investment program is intended to provide a rate of return which will persist during the expected durations of the liabilities, regardless of future interest rate movements.

At December 31, 1995 and 1994, Keyport's investments in bonds, which are carried at amortized cost, were $9.5 billion and $8.2 billion, respectively. At December 31, 1995, approximately $2 billion, or 18.7%, was invested in United States Government and government agency securities. During the 1995 period, Keyport maintained an average bond quality rating of at least A+ (Moody's/Standard & Poor's).

During periods considered appropriate, Keyport purchases higher-yielding securities which are below investment grade to enhance the average yield on its investment portfolio. The risk of potential loss due to default is generally considered to be greater for high yield securities because these securities are generally issued by highly leveraged companies or are often subordinated to other debt of the issuer. Keyport believes that, in the aggregate, the additional yields received compensate for the risk of default on certain high yield securities. At December 31, 1995, Keyport had below investment grade bonds of $811 million, representing approximately 7.4% of total cash and investments.

Keyport continually evaluates the creditworthiness of each issuer whose securities are held in the portfolio. It is Keyport's policy to write-down the value of specific investments which are determined to be permanently impaired. Specific write-downs included in realized gains and losses during the 1995 period were $1.3 million.

As discussed above, Keyport may also invest its assets in various instruments, including equity options, futures, forwards, and other instruments based on the S&P Index to hedge its obligations with respect to Index Accounts. Keyport may also buy and sell interest rate swaps and caps, Treasury bond futures, and similar instruments to hedge its exposure to changes in interest rates.

G.  COMPETITION

Keyport competes with a large number of life insurance companies, some of which are larger, more highly capitalized, and have higher ratings. No single company dominates the industry. In addition, Keyport's products compete with alternative investment vehicles available through financial institutions, brokerage firms, and investment managers. Keyport relies heavily on distribution of its annuities through the bank channel. The overall growth of annuity sales through banks has caused several other insurance companies to emphasize this distribution channel, including a number of companies which are larger and have greater access to capital. Keyport believes it can continue to compete successfully in this market by offering innovative products and superior services.

H.  EMPLOYEES

As of December 31, 1995, Keyport employed 342 direct salary employees.

I.  STATE AND FEDERAL REGULATION

The insurance business of Keyport is subject to comprehensive and detailed regulation and supervision throughout the United States.

The laws of the various states establish supervisory agencies with broad administrative powers with respect to licenses to transact business, trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements, and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business, and its operations and accounts are subject to examination by such agencies at regular intervals.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. The amount of any future assessments of Keyport under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

In addition, several states, including Rhode Island, regulate affiliated groups of insurers, such as Keyport and its affiliates.

Although the Federal government generally does not directly regulate the business of insurance, Federal initiatives often have an impact on the business in a variety of ways. Current and proposed Federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and the relative desirability of various personal investment vehicles, and the use of gender in determining insurance and pension rates and benefits.


KFSC, a subsidiary of Keyport, is regulated as a broker-dealer under the Exchange Act and is a member of the NASD. (See "Distribution of Certificate".)

COMPANY MANAGEMENT

The following are the principal officers and directors of Keyport:

                         Position with Keyport   Other Business, Vocation or
Name, Age                Year of Election        Employment for Past 5 Years
---------                ---------------------   ---------------------------

Kenneth R. Leibler, 47   Chairman of the         Chief Executive Officer,
                         Board, 12/31/94         1/1/95; President, 8/90, and
                                                 formerly Chief Operations
                                                 Officer of Liberty Financial
                                                 Companies Inc.

F. Remington Ballou, 67  Director, 3/7/62        President of A. Ballou & Co.,
                                                 Inc., East Providence, RI

Frederick Lippitt, 80    Director, 3/7/62, and   Formerly Director of
                         Assistant Secretary,    Administration of State of
                         4/9/69                  Rhode Island, Providence,
                                                 RI; formerly Attorney/Partner
                                                 of Edwards & Angell,
                                                 Providence, RI

Robert C. Nyman, 60      Director, 4/11/96       President and Chairman of
                                                 Nyman Manufacturing Company,
                                                 East Providence, RI

John W. Rosensteel, 55   President, Chief        Chairman of the Board and
                         Executive Officer,      Director of KFSC, 11/12/92;
                         and Director,           Chairman of the Board and
                         12/30/92                Director of KASC, 1/8/93;
                                                 President, Chief Executive
                                                 Officer, and Chairman of the
                                                 Board of Independence Life
                                                 and Annuity Co., 10/1/93

John E. Arant, III, 51   Senior Vice President   Vice President, Chief Sales
                         and Chief Sales         Officer of KFSC, 5/20/94;
                         Officer, 5/16/94        Director, 3/1/95, Senior
                                                 Vice President and Chief
                                                 Sales Officer, 5/20/94 of
                                                 Independence Life and Annuity
                                                 Company; Director and Senior
                                                 Vice President and Chief
                                                 Sales Officer, KASC, 3/10/95;
                                                 Formerly Vice President of
                                                 Aetna Investment Management
                                                 Company and Senior Vice
                                                 President of Aetna Capital
                                                 Management Company

Bernard R. Beckerlegge,  Senior Vice President   Senior Vice President and
50                       and General Counsel,    General Counsel of
                         9/1/95                  Independence Life and Annuity
                                                 Company, 10/9/95; formerly
                                                 General Counsel for B.T.
                                                 Variable Insurance Co.

                         Position with Keyport   Other Business, Vocation or
Name, Age                Year of Election        Employment for Past 5 Years


---------                ---------------------   ---------------------------
Stephen B. Bonner, 50    Senior Vice             President, The McGraw Hill
                         President, Income       Companies, 12/92-3/96; Vice
                         Markets, 9/96           President, The Prudential
                                                 Insurance Co. of America,
                                                 9/88-12/92


Paul H. LeFevre, Jr.,    Senior Vice President   Director and Senior Vice
53                       and Chief Financial     President and Chief Financial
                         Officer, 4/5/90         Officer of KASC, 1/8/93;
                                                 Senior Vice President and
                                                 Chief Financial Officer of
                                                 Independence Life and Annuity
                                                 Company, 10/1/93

Francis E. Reinhart, 55  Senior Vice President   Director, 3/15/95 and Vice
                         and Chief               President, Administration,
                         Administrative          10/24/85, of KFSC; Senior
                         Officer, 4/5/90         Vice President and Chief
                                                 Administrative Officer of
                                                 KASC, 1/8/93; Senior Vice
                                                 President and Chief
                                                 Administrative Officer of
                                                 Independence Life and Annuity
                                                 Company, 10/1/93

Bruce J. Crozier, 50     Vice President and      Vice President and Chief
                         Chief Actuary,          Actuary of Independence Life
                         11/9/90                 and Annuity Company, 10/1/93

Stewart R. Morrison, 39  Vice President and      Vice President, Investments,
                         Chief Investment        of KASC, 1/8/93; Vice
                         Officer, 5/16/94        President and Chief
                                                 Investment Officer of
                                                 Independence Life and Annuity
                                                 Company, 10/1/93

EXECUTIVE COMPENSATION

The compensation of Keyport's Chief Executive Officer and four most highly compensated executive officers (receiving compensation in excess of $100,000) other than the Chief Executive Officer is summarized in the table[s] below.

Table I
Summary Compensation Table

                                                                 Long-Term
                                                                Compensation
                                                     Stock       Securities
                                                     Options     Underlying     ***All Other
Name & Position        Year     Salary     Bonus    Exercised      Options      Compensation
---------------        ----     ------     -----    ---------   ------------    ------------






John Rosensteel
President and
Chief Executive
Officer                1995    381,150    187,000       0         15,000           31,535


Paul LeFevre Jr.
Sr. Vice
President, Chief
Financial Officer      1995    262,000    112,000    736,250       7,500           19,860

Francis E. Reinhart
Sr. Vice President,
Chief Administrative
Officer                1995    223,000     87,000    296,460       6,000           16,105


John Arant
Sr. Vice President,
Chief Sales
Officer                1995    232,000     90,500       0          7,500           16,827


Stewart Morrison
Vice President,
Chief Investment
Officer                1995    174,000     54,000       0          4,000           10,293

*** All Other Compensation Includes:
1995 401(k) Employer Match
1995 Supplemental Savings Match, Conditional Match and Interest Accrued 1995 Life Insurance Premiums Paid
1995 Moving Expense Reimbursements

COMPENSATION OF DIRECTORS

Directors of Keyport who are also employees receive no compensation in addition to their compensation as employees of Keyport. The three outside directors (Lippitt, Ballou, and Nyman) receive $2,000 per quarter, plus $500 for each meeting of the Board of Directors and $200 for each Audit Committee meeting that they attend. Three meetings of the Board of Directors and two meetings of the Audit Committee are scheduled annually.

LEGAL PROCEEDINGS

Keyport is engaged in various kinds of routine litigation which, in its judgment, is not of material importance in relation to the total capital and surplus of Keyport. There are no legal proceedings to which KFSC is a party.

EXPERTS

The consolidated financial statements of Keyport Life Insurance Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon authority of said firm as experts in accounting and auditing.


The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements refers to a change in accounting to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994.

LEGAL MATTERS

Legal matters with respect to the organization of Keyport, its authority to issue annuity Certificates, and the validity of the Certificates, as well as matters relating to the Federal securities laws, have been passed upon by Bernard R. Beckerlegge, General Counsel. In addition, certain matters relating to the Federal securities laws have been passed upon by Katten Muchin & Zavis as Special Counsel for Keyport.


FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that Keyport's management considers necessary for a fair presentation of Keyport's financial position and results of operations as of and for the interim periods presented. Keyport believes the disclosures in these consolidated financial statements are adequate to present fairly the information contained herein. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

                            KEYPORT LIFE INSURANCE COMPANY
                              CONSOLIDATED BALANCE SHEET
                                    (in thousands)
                                      Unaudited


                                                    September 30,   December 31,
                                                        1996            1995
                                                    ------------    ------------
ASSETS
Cash and investments:
       Fixed maturities available for sale,
       at fair value (amortized cost:
       1996 - $10,602,664; 1995 - $9,227,834)        $10,710,754    $ 9,535,948
    Equity securities, at fair value (cost:
          1996 - $19,092; 1995 - $17,521)                 36,112         25,214
    Mortgage loans                                        68,477         74,505
    Policy loans                                         521,276        498,326
    Other invested assets                                106,898         10,748
    Cash and cash equivalents                            995,502        777,384
                                                     -----------    -----------
         Total cash and investments                   12,439,019     10,922,125

Accrued investment income                                157,573        132,856
Deferred policy acquisition costs                        295,514        179,672
Value of insurance in force                               90,656         43,939
Intangible assets                                         19,468         20,314
Federal income taxes recoverable                          14,201          9,205
Other assets                                              25,603         11,859
Separate account assets                                1,033,218        959,224
                                                     -----------    -----------
         Total assets                                $14,075,252    $12,279,194
                                                     -----------    -----------
                                                     -----------    -----------

                   LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
    Policy liabilities                               $11,559,719    $10,084,392
    Current federal income taxes                           5,566          7,666
    Deferred federal income taxes                         28,374         32,823
    Payable for investments purchased and loaned         540,207        317,715
    Other liabilities                                     42,883         45,161
    Separate account liabilities                         974,978        889,106
                                                     -----------    -----------
         Total liabilities                            13,151,727     11,376,863

Stockholder's equity:
    Common stock, $1.25 par value; authorized 8,000
         shares; issued and outstanding 2,412 shares       3,015          3,015
     Additional paid-in capital                          505,933        505,933
     Net unrealized investment gains                      45,046         85,772
     Retained earnings                                   369,531        307,611
                                                     -----------    -----------
         Total stockholder's equity                      923,525        902,331
                                                     -----------    -----------
         Total liabilities and
            stockholder's equity                     $14,075,252    $12,279,194
                                                     -----------    -----------
                                                     -----------    -----------

                            KEYPORT LIFE INSURANCE COMPANY
                            CONSOLIDATED INCOME STATEMENT
                                    (in thousands)
                                      Unaudited



                                   Three Months Ended     Nine Months Ended
                                      September 30,           September 30,
                                     1996       1995        1996        1995
                                  ---------   ---------  ---------   ---------
Investment income                 $ 206,197   $ 189,906  $ 589,096   $ 563,226
Interest credited to
  policyholders                    (152,015)   (143,572)  (433,122)   (413,758)
                                  ---------   ---------  ---------   ---------
Investment spread                    54,182      46,334    155,974     149,468
                                  ---------   ---------  ---------   ---------
Net realized investment gains
  (losses)                              755       1,430        319      (4,942)
                                  ---------   ---------  ---------   ---------
Fee income:
     Management fees                    610         544      1,843       1,352
     Surrender charges                3,423       3,356     10,929      11,353
     Separate account fees            4,982       3,317     12,018       9,738
                                  ---------   ---------  ---------   ---------
Total fee income                      9,015       7,217     24,790      22,443
                                  ---------   ---------  ---------   ---------

Expenses:
     Policy benefits                   (741)     (1,123)    (2,728)     (2,919)
     Operating expenses             (10,480)    (10,023)   (32,529)    (33,841)
     Amortization of deferred
      policy acquisition costs      (15,467)    (12,025)   (44,440)    (38,186)
     Amortization of value of
      insurance in force             (2,407)     (3,133)    (5,975)     (9,986)
     Amortization of intangible
      assets                           (282)       (282)      (846)       (848)
                                  ---------   ---------  ---------   ---------
Total expenses                      (29,377)    (26,586)   (86,518)    (85,780)
                                  ---------   ---------  ---------   ---------

Income before federal income taxes   34,575      28,395     94,565      81,189
Federal income tax expense          (12,286)    (10,144)   (32,645)    (28,897)
                                  ---------   ---------  ---------   ---------
Net income                        $  22,289   $  18,251  $  61,920   $  52,292
                                  ---------   ---------  ---------   ---------
                                  ---------   ---------  ---------   ---------

                            KEYPORT LIFE INSURANCE COMPANY
                         CONSOLIDATED STATEMENT OF CASH FLOWS
                                    (in thousands)
                                      Unaudited




                                                         Nine Months Ended
                                                            September 30
                                                          1996        1995
                                                      ----------   ----------
Cash flows from operating activities:
   Net income                                         $   61,920   $   52,292
   Adjustments to reconcile net income to net cash
      provided by operating activities:
        Interest credited to policyholders               433,122      413,758
        Net realized investment (gains) losses              (319)       4,942
        Amortization of value of insurance in force
           and intangible assets                           6,821       10,834
        Net amortization on investments                    2,769        6,651
        Change in deferred policy acquisition costs      (16,427)     (29,359)
        Change in current and deferred
           federal income taxes                           15,385       (4,737)
       Net change in other assets and liabilities        (45,476)     (61,648)
                                                      ----------   ----------
                Net cash provided by operating
                  activities                             457,795      392,733
                                                      ----------   ----------
Cash flow from investing activities:
   Investments purchased - held to maturity               -          (227,966)
   Investments purchased - available for sale         (3,116,451)  (1,808,248)
   Investments sold - held to maturity                    -            14,930
   Investments sold - available for sale                 760,455      340,978
   Investments matured - held to maturity                 -           205,673
   Investments matured - available for sale              927,439      672,353
   Increase in policy loans                              (22,950)     (14,334)
   Decrease in mortgage loans                              6,028       14,036
   Acquisition of value of insurance in force            (31,335)           -
                                                      ----------   ----------
              Net cash used in investing activities   (1,476,814)    (802,578)
                                                      ----------   ----------

Cash flows from financing activities:
   Withdrawals from policyholder accounts               (807,478)    (680,636)
   Deposits to policyholder accounts                   1,849,683      935,045
     Securities lending                                  194,932      544,010
          Net cash provided by financing activities    1,237,137      798,419

Change in cash and cash equivalents                      218,118      388,574
Cash and cash equivalents at beginning of period         777,384      684,618
                                                      ----------   ----------
Cash and cash equivalents at end of period            $  995,502  $ 1,073,192
                                                      ----------   ----------
                                                      ----------   ----------

                            KEYPORT LIFE INSURANCE COMPANY
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                    (in thousands)
                                      Unaudited


                                                     Net
                                                 Unrealized
                                    Additional   Investment
                           Common     Paid-In       Gains     Retained
                            Stock     Capital      (Losses)   Earnings  Total
                           ------   ----------   ----------   --------  -------
Balance,
  December 31, 1995        $3,015    $505,933      $85,772    $307,611  902,331
                           ------   ----------   ----------   --------  -------

Net income                                                      61,920   61,920

Change in net unrealized
  investment gains (losses)                        (40,726)             (40,726)

                           ------   ----------   ----------   --------  -------
Balance,
  September 30, 1996       $3,015    $505,933       45,046     369,531  923,525
                           ------   ----------   ----------   --------  -------
                           ------   ----------   ----------   --------  -------

                        Independent Auditors' Report




The Board of Directors
Keyport Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Keyport Life Insurance Company and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Keyport Life Insurance Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 2(b) to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective January 1, 1994.




February 16, 1996                                /s/KPMG Peat Marwick LLP
                                                 ------------------------

                         KEYPORT LIFE INSURANCE COMPANY
                         Consolidated Balance Sheets
                               (in thousands)


                    Assets                                     December 31,
                    ------                                  1995         1994
                                                            ----         ----
Cash and investments:
  Fixed maturities available for sale (amortized
    cost: 1995 - $9,227,834; 1994 - $6,795,065)         $ 9,535,948  $ 6,509,815
  Fixed maturities held to maturity (fair value:
    1995 - 0; 1994 - $1,442,665)                              -        1,448,680
  Equity securities (cost: 1995-$17,521; 1994-$13,627)       25,214       12,941
  Mortgage loans                                             74,505      129,452
  Policy loans                                              498,326      477,293
  Other invested assets                                      10,748       11,994
  Cash and cash equivalents                                 777,384      684,618

        Total cash and investments                       10,922,125    9,274,793

Accrued investment income                                   132,856      111,936
Deferred policy acquisition costs                           179,672      439,232
Value of insurance in force                                  43,939      139,221
Deferred federal income taxes                                 -           42,361
Intangible assets                                            20,314       21,444
Federal income taxes recoverable                              9,205        4,911
Other assets                                                 11,859       10,772
Separate account assets                                     959,224      828,934

     Total assets                                       $12,279,194  $10,873,604

    Liabilities and Stockholder's Equity

Policy liabilities:
  Policyholder account balances                         $10,073,806  $ 9,333,755
  Other policyholders' funds                                 10,586       10,289
      Total policy liabilities                           10,084,392    9,344,044

Current federal income taxes                                  7,666        -
Deferred federal income taxes                                32,823        -
Payable for investments purchased and loaned                317,715        -
Guaranty association fees                                    21,940       24,688
Other liabilities                                            23,221       57,978
Separate account liabilities                                889,106      764,409
         Total liabilities                               11,376,863   10,191,119

Stockholder's equity:
  Common stock, $1.25 par value; authorized 8,000
     shares; issued and outstanding 2,412 shares              3,015        3,015
  Additional paid-in capital                                505,933      505,933
  Net unrealized investment gains (losses)                   85,772     (64,464)
  Retained earnings                                         307,611      238,001
      Total stockholder's equity                            902,331      682,485
     Total liabilities and stockholder's equity         $12,279,194  $10,873,604


             See accompanying notes to consolidated financial statements.

                          KEYPORT LIFE INSURANCE COMPANY
                          Consolidated Income Statements

                                                         Year Ended December 31
                                                       1995     1994      1993
                                                       ----     ----      ----
Revenues:
  Net investment income                             $757,361  $689,575  $669,667
  Insurance revenues                                  29,767    25,273    18,158
  Net realized investment gains (losses)              (3,958)   (8,220)   11,403
      Total revenues                                 783,170   706,628   699,228

Benefits and expenses:
  Interest credited to policyholders                 557,156   481,926   504,205
  Policy benefits                                      4,448     4,838     3,113
  Operating expenses                                  42,475    47,095    36,983
  Guaranty association expenses                        2,000     7,200     3,714
  Amortization of deferred policy acquisition costs   58,541    52,174    41,003
  Amortization of value of insurance in force          9,479    16,989    22,375
  Amortization of intangible assets                    1,130     1,130     1,130
      Total benefits and expenses                    675,229   611,352   612,523

Income before federal income taxes                   107,941    95,276    86,705
Federal income tax expense                            38,331    32,051    28,710

      Net income                                    $ 69,610  $ 63,225  $ 57,995

             See accompanying notes to consolidated financial statements.

                            KEYPORT LIFE INSURANCE COMPANY
                  Consolidated Statements of Stockholder's Equity
                                    (in thousands)

                                                        Net
                                                    Unrealized
                                         Additional Investment
                                 Common   Paid-In      Gains    Retained
                                 Stock    Capital    (Losses)   Earnings   Total
                                 -----    -------    --------   --------   -----
Balance, December 31, 1992      $1,508   $430,933  $  5,687    $118,288   $556,416

Net income                                                       57,995     57,995
Capital contribution by parent             75,000                           75,000
Change in net unrealized
  investment gains (losses)                          (5,141)                (5,141)

Balance, December 31, 1993       1,508    505,933       546     176,283    684,270

Net income                                                       63,225     63,225
Common stock dividend            1,507                           (1,507)      -
  (1,206 shares)
Change in net unrealized
  investment gains (losses)                         (65,010)               (65,010)

Balance, December 31, 1994       3,015    505,933   (64,464)    238,001    682,485

Net income                                                       69,610     69,610
Change in net unrealized
  investment gains (losses)                         150,236                150,236

Balance, December 31, 1995      $3,015  $ 505,933  $ 85,772    $307,611   $902,331

            See accompanying notes to consolidated financial statements.

                            KEYPORT LIFE INSURANCE COMPANY
                          Consolidated Statements of Cash Flows
                                    (in thousands)

                                                           Year Ended December 31,
                                                        1995         1994        1993
                                                        ----         ----        ----
Cash flows from operating activities:
 Net income                                       $     69,610   $    63,225  $     57,995
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Interest credited to policyholders                557,156       478,797       501,073
     Net realized investment losses (gains)              3,958         8,220       (11,403)
     Amortization of value of insurance in force
       and intangible assets                            10,609        18,120        23,505
     Net amortization (accretion) on investments         9,688        12,215        (3,132)
     Change in deferred policy acquisition costs       (24,630)      (38,852)      (50,531)
     Change in current and deferred federal
       income taxes                                      1,953         7,731        10,988
     Change in guaranty association fees                (2,748)          140        (3,669)
     Net change in other assets and liabilities        (61,058)      (13,729)         (102)
           Total adjustments                           494,928       472,642       466,729

           Net cash provided by operating
             activities                                564,538       535,867       524,724

Cash flows from investing activities:
 Investments purchased - held to maturity                -          (277,626)   (2,674,315)
 Investments purchased - available for sale         (2,851,013)   (2,624,493)        -
 Investments sold - held to maturity                    14,930        10,637        97,816
 Investments sold - available for sale                 605,197       950,885       387,305
 Investments matured - held to maturity                317,773       576,021     1,195,083
 Investments matured - available for sale              906,522       854,441       758,279
 Increase in policy loans                              (21,033)      (35,143)      (38,661)
 Decrease in mortgage loans                             54,947        26,520         3,416

 Acquisition of subsidiary, net of cash acquired         -              (961)      (24,831)
           Net cash used in investing activities      (972,677)     (519,719)     (295,908)

Cash flows from financing activities:
 Withdrawals from policyholder accounts               (933,785)   (1,034,464)   (1,295,617)
 Deposits to policyholder accounts                   1,116,975     1,202,076       856,339
 Capital contribution by parent                          -             -            75,000
 Securities lending                                    317,715         -             -
           Net cash provided by (used in)
             financing activities                      500,905       167,612      (364,278)

Change in cash and cash equivalents                     92,766       183,760      (135,462)
Cash and cash equivalents at beginning of year         684,618       500,858       636,320

Cash and cash equivalents at end of year           $   777,384   $   684,618   $   500,858

             See accompanying notes to consolidated financial statements.

                   KEYPORT LIFE INSURANCE COMPANY

               Notes to Consolidated Financial Statements
                      December 31, 1995 and 1994
                             (in thousands)

(1)   Organization

Keyport Life Insurance Company offers a diversified line of fixed and variable annuity products designed to serve the growing retirement savings market. These annuity products primarily consist of single premium deferred and variable annuities that are sold through a wide ranging network of banks, agents, and securities dealers.

The consolidated financial statements include Keyport Life Insurance Company and its wholly owned subsidiaries, Independence Life and Annuity Company ("Independence Life"), Keyport Advisory Services Corporation, and Keyport Financial Services Corporation (collectively, the "Company"). The Company is a wholly owned subsidiary of Stein Roe Services Incorporated ("Stein Roe"). Stein Roe is a wholly owned subsidiary of Liberty Financial Companies, Incorporated ("Liberty Financial") which is a majority-owned indirect subsidiary of Liberty Mutual Insurance Company ("Liberty Mutual").

(2)   Summary of Significant Accounting Policies

(a) Basis of Reporting and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) which vary in certain respects from reporting practices prescribed or permitted by state insurance regulatory authorities. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could subsequently differ from such estimates. All significant intercompany transactions and balances have been eliminated.

(b) Investments
Effective January 1, 1994, the Company adopted Statement of Financial
Accounting Standards No. 115 , "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 segregates fixed maturity investments into three classifications: "held to maturity", "trading" and "available for sale." Securities may be designated as held to maturity only if there is the positive intent and ability to hold these securities to maturity. Held to maturity securities are carried at amortized cost. Securities purchased for short-term resale are classified as trading and are carried at fair value. Unrealized gains and losses on trading account securities are recognized in income. Fixed maturity investments are classified as available for sale if they might be sold in response to changes in market interest rates, changes in the security's prepayment risk, general liquidity needs, or other factors. Available for sale securities are carried at fair value and unrealized gains and losses (net of related adjustments to deferred policy acquisition costs, value of insurance in force and deferred income taxes) are recorded directly to stockholder's equity. Equity securities are classified as available for sale and are carried at fair value. Unrealized gains and losses on equity securities are credited or charged directly to stockholder's equity net of applicable deferred income taxes.

Accordingly, as of January 1, 1994, the Company reclassified certain fixed maturity investments from the held to maturity to the available for sale category to conform to the classification criteria prescribed in SFAS 115. This had the effect of recording a net unrealized gain of $41,614 directly to stockholder's equity.

As of December 31, 1995, pursuant to a Guide to Implementation of SFAS 115 issued by the Financial Accounting Standards Board in November 1995, the Company made a one-time reclassification from fixed maturities held to maturity to fixed maturities available for sale. This had the effect of recording a net unrealized gain of $13,867 directly to stockholder's equity.

The Company enters into dollar roll transactions to enhance the yield of its mortgage backed portfolio. Dollar roll transactions represent a one month reverse repurchase agreement involving mortgage backed securities, frequently those issued by a U.S. Government Agency. Dollar roll transactions under which substantially the same securities are received at the end of the repurchase period are accounted for as financing arrangements. Accordingly, both the collateral and repurchase liability are reflected on the balance sheet and the transaction fee is recorded over the period of the agreement. As of December 31, 1995, the Company was engaged in one dollar roll agreement classified as a financing arrangement involving a FNMA mortgage backed security with market value of $87,198. The Company did not enter into dollar roll agreements during 1994.

The Company from time to time engages in securities lending under which it lends certain U.S. Government and corporate bonds to approved counterparties to enhance the yield of its bond portfolio. The carrying values of the loaned securities are unaffected by the transaction, and the lending fee is recorded during the period the securities are loaned. The Company records the collateral received for the security lending transaction as an asset and its obligation to return the collateral at the end of the transaction as a liability. As of December 31, 1995, the Company had recorded an asset, and a corresponding liability of $230,517 for cash pledged as collateral. The Company did not enter into any securities lending transactions in 1994.

Fixed maturities and mortgage loans with premiums and discounts are amortized using the interest method. Unamortized premiums and discounts on mortgage backed securities are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

Policy loans are carried at the unpaid principal balance plus accrued interest. Cash and cash equivalents are carried at cost, which approximates market.

Realized investment gains and losses are calculated on a first-in, first-out basis. For each investment security where a decline in value is determined to be other than temporary, the Company's policy is to write down the investment security to fair value with the charge to realized investment losses. Sales of securities supporting the Company's single premium deferred annuities and single premium whole life products result in adjustments to the amortization of the deferred policy acquisition costs and the value of insurance in force. The increase or decrease in amortization relating to such adjustments is included in realized investment gains and losses to reflect the acceleration or delay in the incidence of the estimated gross profits.

(c) Derivative Financial Instruments
Effective December 31, 1994, the Company adopted Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS 119"). SFAS 119 requires specific disclosures about derivative financial instruments such as forward, swap and option contracts and requires distinguishing between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading.

As part of the Company's overall risk management policy, the Company uses interest rate swaps and interest rate caps. Interest rate swaps are used to reduce the risk in a rising interest rate environment by providing additional investment income to cover higher competitive credited rates to policy-holders to reduce the invested asset duration, and to better match the interest rates earned on invested assets with those interest rates credited to policyholders. Interest rate swaps are considered synthetic alterations since the objective of the swaps is to change the characteristics of the underlying invested assets to reduce the impact of rising interest rates. Since interest rate swaps are designated as synthetic alterations of securities available for sale, interest rate swaps are carried at fair value for those securities, and the unrealized gain or loss is included in stockholder's equity.

The net differential to be paid or received on interest rate swaps is recorded monthly in investment income as interest rates change. From time to time, swap positions may be terminated. If the terminated swap was accounted for as a hedge, realized gains or losses are amortized over the remaining life of the swap. Conversely, if the terminated swap was not accounted for as a hedge, or the assets and liabilities that were altered no longer exist, the swap position is marked to market, and realized gains or losses are immediately recognized in income. The Company is exposed to potential credit loss in the event of nonperformance by the counterparty to the interest rate swap agreements with respect to only the net differential payments.

Interest rate caps are used to minimize exposure to rising interest rates. The Company receives payments when the indexed rate exceeds the stated strike rate. The cost of interest rate caps is amortized on a straight-line basis over the period to maturity. Since interest rate caps are designed as synthetic alterations of securities available for sale, interest rate caps are carried at fair value and the unrealized gain or loss is included in stockholder's equity.

The Company also utilizes derivative financial instruments to replicate positions in a trading portfolio of pass-through mortgage backed securities. As a result, these derivative financial instruments are classified as trading instruments and are recorded at fair value. Realized and unrealized changes in fair value are recognized in realized investment gains and losses.

Interest income arising from these trading instruments is included in net investment income.


(d) Recognition of Insurance Revenues and Policy Benefits
Revenues from single premium whole life policies and single premium deferred annuities include mortality charges, surrender charges, policy fees and contract fees and are recognized when assessed. Policyholder account balances consist of deposits received plus credited interest, less accumulated policy-holder charges, assessments, and withdrawals. Policy benefits that are charged to expenses include benefit claims incurred in the period in excess of related policy account balances. Interest crediting rates ranged from 3.60% to 8.35%, 3.75% to 8.50%, and 3.75% to 8.90% at December 31, 1995, 1994, and
1993, respectively.

(e) Deferred Policy Acquisition Costs and Value of Insurance in Force
Policy acquisition costs are the costs of acquiring new business which vary with, and are primarily related to, the production of new business. These costs are deferred to the extent they are deemed recoverable from future gross profits. Such costs include commissions, costs of policy issuance and underwriting, and variable agency expenses. Costs deferred are amortized in relation to the present value of estimated gross profits from mortality, investment and expense margins. Amortization of such cost is adjusted to reflect the effect of differences between original assumptions and actual experience.

Value of insurance in force represents the actuarially-determined present value of projected future profits from policies in force at the date of their acquisition. This amount is amortized in proportion to the projected emergence of profits over periods not exceeding fifteen years for annuities and twenty-five years for life insurance.

Deferred policy acquisition costs and value of insurance in force are adjusted to reflect the amounts associated with realized and unrealized investment gains and losses pertaining to single premium deferred annuities and single premium whole life products.

(f) Intangible Assets
Intangible assets consist primarily of goodwill. Goodwill is the excess of the purchase price over the fair value of the net assets acquired by Liberty Mutual and is amortized on a straight-line basis over twenty-five years.

(g) Separate Account
Separate account assets, which are carried at fair value, consist principally of investments in mutual funds and are included as a separate caption in the consolidated balance sheets. Investment income and changes in asset values are fully allocated to variable annuity and variable life policyholders and, therefore, do not affect the operating results of the Company. The Company provides administrative services and bears the mortality risk related to these contracts. Fees earned by the Company related to these contracts were $14,646, $13,694 and $8,489, for the years ended December 31, 1995, 1994 and
1993, respectively. As of December 31, 1995 and 1994, the Company also classified $72,533 and $64,962, respectively, of its investments in certain mutual funds sponsored by the Company and its affiliates as separate account assets.

(h) Federal Income Taxes
Beginning in 1994, the Company is included in Liberty Mutual's consolidated tax return. The Company calculates its consolidated income tax liability as if it filed its own consolidated federal income tax return.

(i) Cash and Cash Equivalents
Cash and cash equivalents include short-term investments which have an original maturity of three months or less from the time of purchase.

(j) Reclassifications
Certain reclassifications have been made to the prior year consolidated financial statement amounts to conform to the current year presentation.

(3) Acquisition
On October 1, 1993, the Company acquired the common stock of Crown America Life Insurance Company (Crown America), a Michigan insurance company, for $27,877. The acquisition was accounted for as a purchase and, accordingly, operating results are included in the accompanying consolidated financial statements from date of acquisition. In connection with the acquisition, the Company acquired assets with a fair value of $185,735 and assumed liabilities of $157,858.

On February 22, 1994, the acquisition was completed with the contingent purchase price payment of $1,479, which increased the value of insurance in force.

On December 29, 1993, Crown America was redomesticated to the state of Rhode Island and, on January 10, 1994, the name was changed to Keyport America Life Insurance Company. On July 19, 1995, the name was changed to Independence Life and Annuity Company.

(4)   Investments

(a) Fixed Maturities
Fair values of publicly-traded securities are determined using values reported by an independent pricing service. Fair values of conventional mortgage backed securities not actively traded in a liquid market are obtained through broker-dealer quotations. Fair values of private placement bonds are determined by obtaining market indications from various broker-dealers. The amortized cost and fair values of investments in fixed maturities at December 31, 1995 and 1994 were as follows:

                                                  December 31,1995
                                               Gross           Gross
                               Amortized     Unrealized     Unrealized      Fair
                                 Cost          Gains           Losses      Value

Available for sale:
 U.S. Treasury securities       $  360,157   $  9,020      $   (209)  $  368,968
 Mortgage backed securities of
   U.S. government
   corporations and agencies     1,585,538     58,795        (5,250)   1,639,083
 Obligations of states and
   political subdivisions           26,688      1,324           -         28,012

 Debt securities issued by
   foreign governments              57,446      4,258           -         61,704
 Corporate securities            3,479,584    224,332        (7,309)   3,696,607

Other mortgage backed securities 1,951,480     66,530       (71,754)   1,946,256
 Asset backed securities         1,543,891     29,823        (1,446)   1,572,268
 Senior secured loans              223,050       -             -         223,050

      Total fixed maturities
        available for sale      $9,227,834   $394,082      $(85,968)  $9,535,948


                                                December 31, 1994
                                                Gross        Gross
                                   Amortized  Unrealized   Unrealized    Fair
                                     Cost       Gains        Losses      Value

Held to maturity:
 Mortgaged backed securities of
   U.S. Government
   corporations and agencies     $  206,569   $ 8,683    $     (18)   $  215,234

 Obligations of states and
   political subdivisions            21,452       277          (28)       21,701
 Corporate Securities               843,669    14,564      (17,005)      841,228
 Other mortgage backed securities    79,164        44       (3,385)       75,823
 Asset backed securities            297,826        88       (9,235)      288,679

    Total fixed maturities
      held to maturity           $1,448,680   $23,656    $ (29,671)   $1,442,665

Available for sale:
 U.S. Treasury securities        $  271,700   $     2    $  (8,390)   $  263,312
 Mortgaged backed securities of
   U.S. Government
   corporations and agencies      1,238,925     1,244      (76,651)    1,163,518
 Obligations of states and
   political subdivisions            37,718       433         -           38,151
 Debt securities issued by
   foreign governments               82,608     1,049       (4,079)       79,578
 Corporate securities             2,607,712    17,951     (116,077)    2,509,586
 Other mortgage backed securities 1,186,515    14,577      (70,250)    1,130,842
 Asset backed securities          1,123,803       654      (45,713)    1,078,744
 Senior secured loans               246,084      -            -          246,084

    Total fixed maturities
      available for sale         $6,795,065   $35,910    $(321,160)   $6,509,815

At December 31, 1995 and 1994, bonds with an amortized cost of $7,710 and $7,657, respectively, were on deposit with regulatory authorities.

(b) Contractual Maturities
The amortized cost and fair value of fixed maturities for the various categories at December 31, 1995, by contractual maturity, are set forth below. Expected maturities may differ from contractual maturities as borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                               December 31, 1995
                                             Amortized         Fair
                                               Cost           Value
Available for sale:
  Due in one year or less                  $  254,299      $  256,055
  Due after one year through five years     1,503,507       1,564,132
  Due after five years through ten years    1,838,679       1,953,542
  Due after ten years                         550,440         604,612
                                            4,146,925       4,378,341
  Mortgage and asset
    backed securities                       5,080,909       5,157,607

                Total fixed maturities
                  available for sale       $9,227,834      $9,535,948

(c) Net Unrealized Investment Gains (Losses)
Net unrealized investment gains (losses) as of December 31, 1995 and 1994 were as follows:

                                                          December 31
                                                       1995        1994
Fixed maturities available for sale:
  Gross unrealized gains                            $ 394,082   $  35,910
  Gross unrealized losses                             (85,968)   (321,160)
                                                      308,114    (285,250)
  Adjustments for:
   Deferred acquisition costs                        (151,351)    135,059
   Value of insurance in force                        (32,459)     53,344
     Total fixed maturities                           124,304     (96,847)

Equity securities and investments in separate account:
  Gross unrealized gains                               16,927       1,932
  Gross unrealized losses                              (1,980)     (4,261)
      Total equity securities                          14,947      (2,329)

Interest rate caps                                     (7,294)       -
                                                      131,957     (99,176)

Deferred federal income taxes                         (46,185)     34,712

      Net unrealized investment gains (losses)      $  85,772   $ (64,464)

(d) Net Investment Income
Net investment income is summarized as follows:

                                                 Year Ended December 31,
                                             1995         1994        1993

Fixed maturities                           $683,429     $635,947    $619,847
Equity securities                             4,807        2,132       2,368
Mortgage loans                               12,444       15,416      17,252

Policy loans                                 28,485       26,295      22,766
Cash and cash equivalents                    41,643       20,727      18,551
   Gross investment income                  770,808      700,517     680,784

Investment expenses                         (13,447)     (10,942)    (11,117)

     Net investment income                 $757,361     $689,575    $669,667

As of December 31, 1994, the carrying value of fixed maturity investments that were non-income producing for the preceding twelve months was $4,967. There were no non-income producing fixed maturity investments as of December 31, 1995.

(e) Net Realized Investment Gains (Losses)
Net realized investment gains (losses) are summarized as follows:

                                                 Year Ended December 31,
                                               1995       1994        1993
Fixed maturities - held to maturity
  Gross gains                               $  1,306    $  3,493    $ 31,594
  Gross losses                                   (64)       (755)     (3,070)
  Other than temporary declines                 -         (7,904)       -
  Provisions for possible investment losses     -           -        (16,609)
Fixed maturities - available for sale
  Gross gains                                  8,156      26,043       7,097
  Gross losses                               (15,982)    (26,831)     (6,311)
 Other than temporary declines                  -         (3,610)       -
  Provisions for possible investment losses     -           -          7,487
Equity securities                              1,279        (845)     11,228
Interest rate swaps                             (860)        (28)    (16,193)
Interest rate caps                              -           -         (6,082)
Other                                            (13)       (809)      1,412

   Gross realized investment gains (losses)   (6,178)    (11,246)     10,553

Amortization adjustments:
  Deferred policy acquisition costs            2,220       2,675         785
  Value of insurance in force                   -            351          65

    Net realized gains (losses)             $ (3,958)   $ (8,220)    $11,403

Proceeds from sales of fixed maturities were as follows:

                                              Year Ended December 31,
                                           1995        1994         1993

Fixed maturities - available for sale    $565,366    $927,779     $313,568
Fixed maturities - held to maturity        14,930      10,637       97,816

      Total proceeds                     $580,296    $938,416     $411,384

The sale of fixed maturities held to maturity during 1995 and 1994 relate to



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certain securities, with an amortized cost of $14,994 and $10,630, respectively, which were sold specifically due to a significant deterioration in the issuer's creditworthiness.

(f) Concentration of Investments
Investments in a single entity (all of which are fully collateralized and guaranteed by an agency or agencies of the U.S. Government) in excess of ten percent of total stockholder's equity as of December 31, 1995 and 1994 were as follows:

                                                Carrying Value at
                                                    December 31,
                                                  1995       1994
Mortgage backed securities
     FNMA Pool #303075                         $134,884    $125,212
     Morgan Stanley CMO (33-5)                  108,051     101,832
     FNMA Pool #303074                          105,832      98,470

Investments in fixed maturities are diversified among more than one hundred industries. Significant concentrations of credit risk are classified as follows:

                                         Carrying Value at
                                              December 31,
                                           1995         1994

Financial services                       $547,872     $539,537
Telecommunications                        324,029      276,559
Banks                                     323,579      247,514
Electrical services                       271,822      437,339
Oil and gas                               261,161      274,026
Paper products                            205,889      146,472
Retail                                    197,064      247,874
Transportation equipment                  168,588      146,593
Credit institutions                          -         173,565
Food and beverage                            -         151,758

(g) Quality Ratings
The carrying values of publicly traded and privately placed fixed maturities at December 31, 1995 represented by each quality ratings category were as follows:

                                        Carrying Value at December 31, 1995
                                        Publicly     Privately
                                         Traded       Placed        Total
Investment grade:
  U.S. government                    $  368,969         -        $  368,969
  Class 1                             4,996,275    $1,480,089     6,476,364
  Class 2                               982,096       896,673     1,878,769
    Total Investment grade            6,347,340     2,376,762     8,724,102

Below investment grade:
  Class 3                               317,131       147,517       464,648
  Class 4                               201,718       123,032       324,750



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  Class 5                                 -            22,448        22,448
    Total below investment grade        518,849       292,997       811,846

    Total fixed maturities           $6,866,189    $2,669,759    $9,535,948

The Company held no securities rated Class 6 at December 31, 1995.

Securities that are rated class 1 or 2 by the Securities Valuation Office of the National Association of Insurance Commissioners (NAIC), or, if not so rated, securities that are rated "BBB-" or above by S&P, or "Baa3" or above by Moody's (using the lower of the S&P or Moody's rating) are considered "investment grade" securities. Securities included in the U.S. government category in the preceding table are those as defined by the NAIC.

The distribution of fixed maturities quality ratings were as follows:

                                                 December 31,
                                              1995         1994

Class 1 (including U.S. government)           71.8%         72.3%
Class 2                                       19.7%         19.9%
Class 3                                        4.9%          5.6%
Class 4                                        3.4%          2.0%
Class 5                                        0.2%          0.2%

(h) Derivative Financial Instruments
The Company's primary objective in acquiring certain derivative financial instruments is the management of interest rate risk. Interest rate risk results from a mismatch in the timing and amount of invested asset and policyholder liability cash flows. The Company seeks to manage this risk through various asset/liability management strategies such as the setting of renewal rates and by investment portfolio actions designed to address the interest rate sensitivity of asset cash flows in relation to liability cash flows. Portfolio actions used to manage interest rate risk include managing the effective duration of portfolio securities and utilizing interest rate swaps and caps.

Interest rate swaps
The Company uses a combination of three distinct classes of interest rate swaps to reduce interest rate risk. The following table summarizes the categories of swaps used, their notional amounts, their weighted average interest rates as of the reporting period date, and their effects on the consolidated balance sheets and statements of income. The majority of swaps mature beginning in 1999 through 2001. The fair values of the interest rate swaps are primarily obtained from dealer quotes. These values represent the estimated amounts the Company would receive or pay to terminate the contracts, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

                                                               December 31,
                                                             1995       1994
Interest rate swaps:
(1) Pay fixed, receive variable rate - notional amount   $1,975,000 $775,000
    Average pay rate                                          6.79%    7.19%



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    Average receive rate                                      5.88%    7.61%
    Amount included in net investment income             $  (2,751) $ (1,213)
    Fair value                                           $ (64,124) $ 27,587
    Carrying value - unrealized gain (loss) included in
       fixed maturities available for sale               $ (64,124) $ 27,587
    Deferred loss - included in fixed maturities
       available  for sale                               $  (3,662)     -

(2) Pay variable, receive variable rate - notional amount      -    $300,000
    Average pay rate                                           -        5.85%
    Average receive rate                                       -        6.42%
    Amount included in net investment income             $  (1,251) $  6,781
    Fair value                                                -     $(14,550)
    Carrying value - unrealized gain (loss) included in
       fixed maturities available for sale                    -     $(14,550)
    Deferred loss - included in fixed maturities
       available for sale                                $  (6,952)     -

(3) Spread lock swap - notional amount                        -     $150,000
    Seven year swap spread                                    -        0.34%
    Amount included in net investment income             $     746      -
    Fair value                                                -     $    731
    Carrying value - unrealized gain (loss) included in
       fixed maturities available for sale                    -     $    731

1) The Company had thirty-six interest rate swap contracts with a notional amount $1,975,000 and twenty contracts with a notional amount of $775,000 as of December 31, 1995 and 1994, respectively, on which it pays a fixed rate of interest and receives variable rates based on the two, five, and ten year "constant maturity" treasury or swap rate. The variable rates are reset to current market levels at six month intervals. The objective of holding this class of derivatives is to reduce invested asset duration and better match the interest rates earned on medium to long-term (greater than two year maturity) fixed rate assets with the interest rates credited to policyholders. The Company has medium to long-term invested assets of approximately $8,624,000 and $5,600,000 in 1995 and 1994, respectively. For the majority of new and existing single premium deferred annuities, credited rates are reset annually. In addition, rates credited on annuity policies are closely correlated with longer term interest rates, e.g., five or ten year market interest rates. This derivative class allows the Company to swap the fixed interest rates received on the medium to long-term fixed rate invested assets for a variable rate which is better correlated with rates credited to policyholders. This reduces the Company's risk in rising interest rate environments by providing investment income to cover higher competitive credited rates.

2) In 1994, the Company had six interest rate swaps contracts with a notional amount of $300,000 on which it paid a variable rate of interest based on the six month LIBOR and received a variable rate based on the ten year swap rate minus 1.50%. The objective of holding this class of derivatives is to better match the interest rates earned on short term and floating rate assets with the interest credited to policyholders. The Company had approximately $850,000 of invested assets where the Company received interest income based on interest rates closely correlated with



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short-term LIBOR. This derivative class allowed the Company to swap variable interest income received on short term and floating rate assets for a variable rate which was better correlated with rates credited to policyholders.

During 1995, certain swaps were sold as part of the Company's overall tax planning strategy. The Company unwound one pay fixed and six pay variable interest rate swap contracts with a notional amount of $350,000. In 1992 the Company unwound 3 contracts with a notional amount of $300,000. The resulting loss of $10,691 in 1995 and the gain of $16,230 in 1992 were deferred and amortized over the original remaining terms of the contracts, in accordance with hedge accounting. The following table summarizes the deferred gain (loss) amounts included in the consolidated balance sheet and the expected recognition of income by year:

                                                 December 31,
                                              1995          1994
Amounts expected to be includes in net
 invested income:
 Within one year                           $  (1,861)     $  4,720
 Within one to five years                     (7,862)          891
      Total                                $  (9,723)     $  5,611

During 1993, the Company unwound interest rate swap contracts with a notional amount of $200,000. The swaps were unwound when the associated liabilities no longer existed, resulting in a loss of $16,193, which was recognized immediately.

3) In 1993, the Company entered into a $150,000 notional "spread lock" that terminated in 1995. The Company received/(paid) the present value of the seven year swap if corporate spreads widened/(compressed) above/(below) the seven year swap spread of 26 basis points based on the 7.5% U.S. Treasury note maturing November 15, 2001. As the result of the termination, the Company recognized income of $746 during 1995. The objective of this derivative was to reduce the exposure of the Company's fixed maturity investments to widening corporate spreads. The value of the Company's corporate bond portfolio decreased as corporate spreads widened. The Company's spread lock swap increased in value as spreads widened and thus reduced the Company's risk.

Interest rate caps
The Company had seven interest rate caps with a $450,000 notional amount and six interest rate caps with a $400,000 notional amount as of December 31, 1995 and 1994, respectively. These contracts are indexed to either the three month LIBOR, or to the two or five year constant maturity swap (CMS) rates. Under these contracts, the Company has paid a premium for the right to receive payments when the index rises above a predetermined level, i.e., the strike rate. The objective of holding these derivatives is to reduce the Company's risk in rising interest rate environments by providing additional investment income to cover higher competitive interest credited rates on policy liabilities.

The following table summarizes the interest rate caps, their notional amounts, their weighted average strike and index rates as of the reporting



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


period date, and their effects on the consolidated balance sheets and income statements. The majority of caps mature in 1997 and 1999. The fair values of the interest rate caps are obtained from dealer quotes. These values represent the estimated amounts the Company would receive or pay to terminate the contracts, taking into account current interest rates and, when appropriate, the current credit-worthiness of the counterparties.

                                                                 December 31,
                                                              1995        1994
Interest rate caps:
Index: three month LIBOR - notional amount                 $ 200,000   $200,000
  Weighted average strike rate                                 8.50%      8.50%
  Weighted average current index                               5.63%      6.44%
  Amortization expense included in net investment income   $    (648)  $   (649)
  Fair value                                               $      46   $  2,698
  Carrying value                                           $   1,254   $  1,903
  Unrealized gain (loss) included in fixed maturities AFS  $  (1,208)  $    795

Index: two year CMS - notional amount                      $ 150,000   $100,000
  Weighted average strike rate                                 7.60%      7.25%
  Weighted average current index                               5.28%      7.91%
  Amortization expense included in net investment income   $  (1,305)  $   (144)
  Fair Value                                               $   1,001   $  4,930
  Carrying value                                           $   5,269   $  5,001
  Unrealized gain (loss) included in fixed maturities AFS  $  (4,268)  $    (71)

Index: five year CMS - notional amount                     $ 100,000   $100,000
  Weighted average strike rate                                 8.26%      7.93%
  Weighted average current index                               5.66%      7.83%
  Amortization expense included in net investment income   $    (564)  $    (38)
  Fair value                                               $     414   $  2,806
  Carrying value                                           $   2,232   $  2,800
  Unrealized gain (loss) included in fixed maturities AFS  $  (1,818)  $      6

During 1993, the Company sold interest rate caps with notional amounts of $300,000, resulting in realized losses of $4,082. In 1993, due to an other than temporary decline in value, the Company reduced the carrying value of the remaining interest rate caps by $2,000 resulting in a realized loss.

Trading Instruments
During 1995, a $50,000 notional current coupon mortgage swap matured. The Company paid a total return of a seven year swap to receive the total return of a current coupon, thirty year FNMA pass-through mortgage backed security plus
 .40%. The swap reset to market levels at two month intervals. The objective of the strategy was to replicate a position in FNMA pass-throughs with an enhanced return.

The following table summarizes the current coupon mortgage swap and the effects on the consolidated balance sheets and income statements. The swap matured in 1995. The fair value represents the estimated amount the Company had paid to terminate the contracts in 1994, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.



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                                                                 December 31,
                                                               1995       1994
Current coupon mortgage swap:
 Notional amount                                                -      $ 50,000
 Pay rate at reporting date                                     -         8.05%
 Receive rate at reporting date                                 -         8.90%
 Amount included in net investment income                       -      $    455
 Amount included in net realized investment gains (losses)   $ (860)   $    (28)
 Fair value                                                     -      $    153


(5)  Fair Value of Financial Instruments

Estimated fair values of the Company's investments in fixed maturities, equity securities and derivative financial instruments are set forth in Note 4. Estimated fair values, methods and assumptions of the Company's other financial instruments are set forth below.

(a) Mortgage loans
For purposes of estimating fair value, mortgage loans are segregated into commercial real estate loans and residential mortgages. The fair value of commercial real estate loans is calculated by discounting scheduled cash flows through the stated maturity using estimated market rates. The estimated market rate is based on the five year prime mortgage rate. The fair value of residential mortgages is estimated by discounting contractual cash flows adjusted for expected prepayments using an estimated discount rate. The discount rate is an estimated market rate adjusted to reflect differences in servicing costs, and the expected prepayments are estimated based upon Company experience.

Mortgage loans are summarized as follows:

                                             December 31, 1995
                                             Average      Estimated   Estimated
                                 Carrying   Historical    Discount       Fair
                                  Value       Yield         Rate        Value

Commercial real estate loans    $ 39,500        9.4%         7.5%      $ 40,351
Residential mortgages             35,005       13.6%         7.5%        39,346

                                             December 31, 1994
                                             Average      Estimated   Estimated
                                 Carrying   Historical    Discount       Fair
                                  Value       Yield         Rate        Value

Commercial real estate loans    $ 87,000        9.4%         8.3%     $ 89,795
Residential mortgages             42,452       13.7%         8.3%       49,003

The weighted average maturities (which may be different from the stated maturities) for the cash flows used in deriving the estimated fair values for commercial real estate loans and residential mortgages are 0.3 years and 2.3 years, respectively, at December 31, 1995, and 1.3 years and 2.7 years, respectively, at December 31, 1994.




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(b) Policy Loans
The carrying value of policy loans approximates fair value at December 31, 1995 and 1994.

(c) Policy Liabilities
The fair value of deposit liabilities with no stated maturity is equal to the amount payable on demand. The Company considers its policy liabilities to be similar to deposit liabilities.

The carrying value and estimated fair value of the policy liabilities at December 31, 1995 were $10,084,392 and $9,650,113, respectively. The carrying value and estimated fair value of the policy liabilities at December 31, 1994 were $9,344,044 and $8,961,971, respectively.

(6) Employee Benefit Plans
Keyport employees and certain employees of Liberty Financial are eligible to participate in the Liberty Financial Companies, Inc. Pension Plan (the "Plan"). Under the Plan, all employees are vested after five years of service. Benefits are based on years of service, the employee's average pay for the highest five consecutive years during the last ten years of employment, and the employee's estimated social security retirement benefit. The Company's funding policy is to contribute the minimum required employer contribution under the Employee Retirement Income Security Act of 1974. The Company may, from time to time, increase its employer contributions beyond the minimum amount, but within IRS guidelines.

Changes in prior service costs are amortized over the expected future service periods of active participants expected to receive benefits under the Plan as of the date such costs are first recognized. Cumulative net actuarial gains and losses in excess of a corridor amount are amortized over the expected future service periods of active participants expected to receive benefits under the Plan.

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated balance sheets. Substantially all of the Plans' assets are invested in mutual funds sponsored by an affiliated company.

                                                              December 31,
                                                            1995        1994
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including
    vested benefits of $6,082 and $4,197                  $ 6,915     $ 5,025

  Projected benefit obligation for service to date        $ 9,185     $ 6,523
  Plan assets at fair value                                (5,703)     (4,459)
  Projected benefit obligation in excess of Plan assets     3,482       2,064
  Unrecognized net actuarial loss                          (1,740)       (227)
  Prior service cost not yet recognized in net periodic
    pension cost                                             (206)       (660)

  Accrued pension cost                                    $ 1,536     $ 1,177

                                                     Year Ended December 31,



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                                                     1995      1994     1993

Pension cost includes the following components:
  Service cost benefits earned during the period    $ 541     $ 532    $ 392
  Interest cost on projected benefit obligation       603       534      423
  Actual return on Plan assets                       (999)       63     (185)
  Net amortization and deferred amounts               600      (338)     (88)

  Net periodic pension cost                         $ 745     $ 791    $ 542

The assumptions used to develop the actuarial present value of the projected benefit obligation, and the expected long-term rate of return on Plan assets are as follows:

                                                   Years Ended December 31,
                                                  1995      1994      1993

Discount rate                                     7.25%     8.25%     7.25%
Expected long-term rate of return on assets       8.50%     8.50%     8.50%
Rate of increase in compensation levels           5.25%     5.25%     5.25%

The Company also provides a savings and investment plan with a matching savings program containing several investment options for which substantially all employees are eligible. In addition, the Company has a non-qualified deferred compensation plan for certain employees.

(7) Deferred Policy Acquisition Costs and Value of Insurance In Force

The amounts of policy acquisition costs deferred and amortized are summarized below:

                                                      Year Ended December 31,
                                                     1995       1994       1993

Balance, beginning of year                        $ 439,232 $ 262,646 $ 211,330

 Additions:
  Policy acquisition costs deferred during period:
   Commissions                                       70,484    82,626    81,515
   Other expenses                                    12,687     8,400    10,019
    Total deferrals                                  83,171    91,026    91,534

   Adjustments for unrealized investment losses        -      135,059       -
   Adjustments for realized investment losses         2,220     2,675       785
    Total additions                                  85,391   228,760    92,319

 Deductions:
   Amortization expense                             (58,541)  (52,174)  (41,003)
   Adjustments for unrealized investment gains     (286,410)      -         -
    Total deductions                               (344,951)  (52,174)  (41,003)

Balance, end of year                              $ 179,672 $ 439,232 $ 262,646

The value of insurance in force is summarized below:



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

                                                    Year Ended December 31,
                                                  1995       1994       1993

Balance, beginning of year                     $ 139,221  $ 101,036   $ 115,824
 Additions:
  Value of insurance purchased                     -          1,479       7,522
  Interest accrued on unamortized balance          4,578      4,994       6,124
  Adjustments for unrealized investment losses     -         53,344        -
  Adjustments for realized investment losses       -            351          65
    Total additions                                4,578     60,168      13,711

 Deductions:
  Amortization expense                           (14,057)   (21,983)    (28,499)
  Adjustments for unrealized investment gains    (85,803)      -           -
    Total deductions                             (99,860)   (21,983)    (28,499)

Balance, end of year                           $  43,939  $ 139,221   $ 101,036

Interest is accrued on the unamortized value of insurance in force balance at the contract rate of 5.58%, 5.49% and 6.01% for the years ended December 31, 1995, 1994 and 1993, respectively.

Estimated net amortization expense of the value of insurance in force as of December 31, 1995, is as follows: 1996 - $7,747; 1997 - $8,169; 1998 - $7,218;
1999 - $6,648; 2000 - $6,199; and thereafter - $40,417.

(8)   Federal Income Taxes

The provision for federal income taxes, computed under the asset and liability method, is summarized as follows:

                                                 Year Ended December 31,
                                                1995      1994      1993

Current                                       $37,746   $18,118   $24,878
Deferred                                          585    13,933     3,832

Federal income tax expense                    $38,331   $32,051   $28,710

A reconciliation of federal income tax expense as recorded in the accompanying consolidated statements of operations with expected federal income tax expense computed at the applicable federal tax rate of 35% is as follows:

                                                       Year Ended December 31,
                                                      1995      1994      1993

Expected income tax expense                         $37,779   $33,347   $30,347
Increase (decrease) in income taxes resulting from:
  Nontaxable investment income                       (1,737)   (2,099)   (2,189)
  Amortization of goodwill                              396       396       396
  Other, net                                          1,893       407       156

    Actual federal income tax expense               $38,331   $32,051   $28,710


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In August 1993, the Omnibus Budget Reconciliation Act of 1993 was enacted.  This law increased the Company's top marginal tax rate to 35% from 34% retroactive to January 1, 1993. The effect of this change in tax rates on the Company's consolidated financial statements was not material.

The components of deferred federal income taxes are as follows:

                                                              December 31,
                                                            1995         1994

Deferred tax assets:
  Policy liabilities                                    $ (140,971)  $ (127,558)
  Excess of tax over book bases - investments                 -         (69,039)
  Guaranty association fees                                 (7,679)      (8,642)
  Net operating loss carryforward                           (3,041)      (3,573)
  Deferred gain on interest rate swap agreements              (312)      (1,964)
  Other                                                     (1,039)      (3,914)
      Total deferred tax assets                           (153,042)    (214,690)

Deferred tax liabilities:
  Excess book over tax basis - investments                 130,530         -
  Deferred policy acquisition costs                         44,468      137,909
  Value of insurance inforce and intangibles                 7,152       34,420
  Deferred loss on interest rate swap agreements             3,715         -
      Total deferred tax liabilities                       185,865      172,329

      Net deferred federal income tax liability (asset)  $  32,823   $  (42,361)

The Company believes that is more likely than not that the Company will realize the benefits of the total deferred tax assets and, accordingly, believes that a valuation allowance with respect to the realization of the total deferred tax assets is not necessary. While there are no assurances that this benefit will be realized, the Company expects that the net deductible amounts will be recoverable through the reversal of taxable temporary differences, taxes paid in the carryback period, tax planning strategies, and future expectations of taxable income.

As of December 31, 1995 and 1994, the Company had approximately $8,688 and $10,208 respectively, of net operating loss carryforwards relating to Independence Life's operations prior to the acquisition by the Company. These operating loss carryforwards are limited to use against future taxable profits of Independence Life and expire through 2006.

Income taxes paid were $44,694, $28,811, and $17,722 for the years ended December 31, 1995, 1994 and 1993, respectively.

(9)   Statutory Information and Dividend Restrictions

Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ from GAAP. In converting to GAAP, adjustments to the Company's statutory amounts include: the deferral and amortization of the costs of acquiring new policies, such as commissions and other issue costs; the deferral of federal income taxes; the



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recognition as revenues of premiums for investment-type products for statutory purposes but as deposits to policyholders' accounts under GAAP. In addition, different assumptions are used in calculating policyholder liabilities, different methods are used for calculating valuation allowances for statutory and GAAP purposes, and the Company's realized gains and losses on fixed income investments due to interest rate changes are not deferred for GAAP. Statutory surplus and statutory net income are presented below:

                                              Year Ended December 31,
                                            1995       1994       1993

Statutory surplus                        $ 535,179  $ 546,440  $ 517,181
Statutory net income                        25,689     24,871     65,315

The maximum amount of dividends which can be paid by the Company without prior approval of the Insurance Commissioner of the State of Rhode Island is subject to restrictions related to statutory surplus and statutory net gains from operations. As of December 31, 1995, such restriction would limit dividends to approximately $34,604. The Company has not paid dividends since the acquisition by Liberty Mutual.

(10) Transactions with Affiliated Companies

As of December 31, 1995 and 1994, the Company had $39,500 and $87,000, respectively, of commercial real estate loans of affiliated investment partnerships. These mortgages are unconditionally guaranteed by Liberty Mutual.

The Company reimbursed Liberty Financial and certain affiliates for expenses incurred on its behalf for the years ended December 31, 1995, 1994 and 1993. These reimbursements included corporate general and administrative expenses, corporate overhead, such as executive and legal support, and investment management services. The total amounts reimbursed were $7,626, $7,345 and $7,444 for the years ended December 31, 1995, 1994 and 1993, respectively.

During 1993 the Company received a $75,000 capital contribution from Liberty Financial.

(11) Commitments and Contingencies

The Company leases data processing equipment, furniture and certain office facilities from others under operating leases expiring in various years through 2001. Rental expense amounted to $3,221, $3,011 and $3,042 for the years ended December 31, 1995, 1994 and 1993, respectively. For each of the next five years, and in the aggregate, as of December 31, 1995, the following are the minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year:

          1996                                    $ 3,211
          1997                                      2,641
          1998                                      2,491
          1999                                      2,347
          2000                                      2,310
          Thereafter                                2,308



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          Total minimum future rental payments    $15,308

Under existing guaranty fund laws in all states, insurers licensed to do business in those states can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. The actual amount of such assessments will depend upon the final outcome of rehabilitation proceedings and will be paid over several years. In 1995, 1994 and 1993, the Company was assessed $8,143, $7,674 and $7,314, respectively. During 1995, 1994 and 1993, the Company recorded $2,000, $7,200, and $3,714, respectively, of provisions for state guaranty fund association expenses.

Based on information recently provided by the industry association with respect to aggregate assessments related to known insolvencies, the range of future assessments with respect to known insolvencies is estimated by the Company to be between $16,500 and $25,500, taking into account the industry association information as well as the Company's own estimate of its potential share of such aggregate assessments. At December 31, 1995 and 1994, the reserve for such assessments was $21,940 and $24,688, respectively.

The Company is contingently liable for certain structured settlements written by a subsidiary of Liberty Mutual and assigned to Keyport Life. The Company guarantees to the policyholder payment in the event of nonperformance. The loss contingency related to the structured settlements is approximately $160,000. In the opinion of management, the likelihood of loss is remote.

The Company is involved, from time to time, in litigation incidental to its business. In the opinion of management, the resolution of such litigation is not expected to have a material adverse effect on the Company's financial condition.

APPENDIX A

FORMULA FOR INDEX INCREASES AND/OR DECREASES, AND ILLUSTRATION OF INDEX INCREASES AND INDEX DECREASES

The Certificate provides that the Index Increase or Index Decrease is to be calculated on each Sub-Account Anniversary. On the first Sub-Account Anniversary in a Term, the formula for the Index Increase or Decrease, if any, is:

                               A x ((C-D)/D x (E/F) x G

This calculation provides the proportionate credit for any change in the S&P Index from its value at the beginning of the Term to its value on the first Sub-Account Anniversary.

For every Sub-Account Anniversary after the first in a Term, the calculation of the Index Increases or Index Decreases, if any, is the sum of two parts:

Part 1 represents the proportionate credit for an increase (if any) in the S&P Index from its prior highest Sub-Account Anniversary value to its value on the current Sub-Account Anniversary. The formula for Part 1 is:

                              A x ((C-B)/D) x (E/F) x G

Part 2 represents the proportionate credit for an increase(s) or decrease(s) (if any) in the S&P Index occurring on a prior Sub-Account Anniversary(ies). The formula for Part 2 is:

                              A x ((B-D)/D) x (1/F) x G

where:
A   is the Participation Rate for the Term
B is the highest S&P Index Value on all Sub-Account Anniversaries, excluding the S&P Index value at the beginning of the Term and on the current Sub-Account Anniversary. The value of B can never be less than the Minimum S&P Index Value nor greater than the Maximum S&P Index value. The Minimum S&P Index Value and the Maximum S&P Index Value are defined below.
C is the value of the S&P Index on the current Sub-Account Anniversary, not less than B or greater than the Maximum S&P Index Value for the Term.
D   is the S&P Index value at the beginning of the Term
E   is the number of completed Sub-Account Years in the Term
F   is the total number of Sub-Account Years in the Term
G is the smaller of the Indexed Value at the beginning of the term and the Indexed Value (prior to the crediting of any Index Increases and/or Decreases) on any Sub-Account Anniversary in the Term, including the current Sub-Account Anniversary

The Minimum S&P Index Value and the Maximum S&P Index Value are defined as follows:

Minimum S&P Index Value = [(Floor / Participation Rate for Term) + 1] x Beginning of Term S&P Index Value]

Maximum S&P Index value = [(Cap / Participation Rate for Term) + 1] x Beginning of Term S&P Index Value]

Using the assumptions below, we have prepared the following six illustrations using different assumptions as to changes in the S&P Index value during the course of the Term. THESE ASSUMPTIONS AND ILLUSTRATIONS ARE NOT AND ARE NOT INTENDED AS PREDICTIONS OF CHANGES IN THE S&P INDEX DURING THE COURSE OF ANY TERM. THE S&P INDEX MAY RISE OR FALL DURING THE COURSE OF A TERM, AND AT THE END OF A TERM THE S&P INDEX VALUE MAY BE HIGHER OF LOWER THAN AT THE BEGINNING OF THE TERM. KEYPORT MAKES NO PREDICTIONS, REPRESENTATIONS, OR GUARANTEES AS TO FUTURE CHANGES IN THE S&P INDEX. THESE VALUES ARE BASED ON THE ASSUMPTION THAT NO PARTIAL SURRENDERS ARE MADE.

Illustration No. 1
Assumptions:
Term Length (Years)               = 5
Beginning Indexed Value           = $100,000
Beginning S&P Index Value         = 500
Participation Rate                = 80%
Cap                               = 80%
Maximum S&P Index Value           = [(80%/80%) + 1] x 500 = 1,000
Floor                             = 0%
Minimum S&P Index Value           = [(0%/80%) + 1] x 500 = 500


End     Value   Cumulative
 of       of    Change in    Value   Value   Value of   Value of    Indexed
Year    INDEX     INDEX      of B*    of C    Part 1     Part 2      Value

 0       500                                                        $100,000.00
 1       600        20%       500      600    $ 3,200   $           $103,200.00
 2       690        38%       600      690    $ 5,760   $ 3,200     $112,160.00
 3       775        55%       690      775    $ 8,160   $ 6,080     $126,400.00
 4       900        80%       775      900    $16,000   $ 8,800     $151,200.00
 5      1035       107%       900    1,000    $16,000   $12,880     $180,000.00

* Although B has a value on the first anniversary, it is part of the formula for the calculation of Index Increases on the first Anniversary, but is used as a comparison value in the calculation of C.





Illustration No. 2
Assumptions:
Term Length (Years)               = 5
Beginning Indexed Value           = $100,000
Beginning S&P Index Value         = 500
Participation Rate                = 80%
Cap                               = 80%
Maximum S&P Index Value           = 1,000
Floor                             = -5%
Minimum S&P Index Value           = 468.75

End     Value    Cumulative
 of      of      Change in    Value   Value   Value of    Value of   Indexed
Year    INDEX      INDEX      of B*    of C    Part 1      Part 2     Value

 0      500                                                         $100,000.00
 1      450        -10%      468.75   468.75  -1,000.00     N/A     $ 99,000.00
 2      425        -15%      468.75   468.75       0.00   -990.00   $ 98,010.00
 3      450        -10%      468.75   468.75       0.00   -980.10   $ 97,029.90
 4      430        -14%      468.75   468.75       0.00   -970.30   $ 96,059.60
 5      400        -20%      468.75   468.75       0.00   -960.60   $ 95,099.00

* Although B has a value on the first anniversary, it is part of the formula for the calculation of Index Increases on the first Anniversary, but is used as a comparison value in the calculation of C.



Illustration No. 3
Assumptions:
Term Length (Years)               = 5
Beginning Indexed Value           = $100,000
Beginning S&P Index Value         = 500
Participation Rate                = 80%
Cap                               = 80%
Maximum S&P Index Value           = 1,000
Floor                             = -10%
Minimum S&P Index Value           = 437.50



End    Value    Cumulative
 of      of      Change in  Value    Value  Value of    Value of      Indexed
Year   INDEX       INDEX     of B*   of C     Part 1     Part 2        Value

 0      500                                                         $100,000.00
 1      450        -10%     437.50    450   -1,600.00    N/A        $ 98,400.00
 2      485         -3%     450.00    485    2,204.16   -1,574.40   $ 99,029.76
 3      500          0%     485.00    500    1,416.96     -472.32   $ 99,974.40
 4      520          4%     500.00    520    2,519.04        0.00   $102,493.44
 5      550         10%     520.00    550    4,723.20      629.76   $107,846.40

* Although B has a value on the first anniversary, it is part of the formula for the calculation of Index Increases on the first Anniversary, but is used as a comparison value in the calculation of C.

Illustration No. 4
Assumptions:
Term Length (Years)                    = 5
Beginning Indexed Value                = $100,000
Beginning S&P Index Value              = 500
Participation Rate                     = 80%
Cap                                    = 80%
Maximum S&P Index Value                = 1,000
Floor                                  = none
Minimum S&P Index Value                = unlimited



End   Value   Cumulative
 of     of     Change in  Value   Value   Value of    Value of    Indexed
Year  INDEX      INDEX     of B*   of C    Part 1      Part 2       Value

 0     500                                                        $100,000.00
 1     450       -10%   < 1,000    450    -1,600.00     N/A       $ 98,400.00
 2     425       -15%       450    450         0.00   -1,574.40   $ 96,825.60
 3     450       -10%       450    450         0.00   -1,549.21   $ 95,276.39
 4     475        -5%       450    475     3,048.84   -1,524.42   $ 96,800.81
 5     400       -20%       475    475         0.00     -762.21   $ 96,038.60

* Although B has a value on the first anniversary, it is part of the formula for the calculation of Index Increases on the first Anniversary, but is used as a comparison value in the calculation of C.



Illustration No. 5
Assumptions:
Term Length (Years)                    = 5
Beginning Indexed Value                = $100,000
Beginning S&P Index Value              = 500
Participation Rate                     = 80%
Cap                                    = 80%
Maximum S&P Index Value                = 1,000
Floor                                  = -5%
Minimum S&P Index Value                = 468.75

End     Value    Cumulative
 of       of      Change in  Value   Value   Value of    Value of    Indexed
Year    INDEX      INDEX     of B*   of C     Part 1      Part 2       Value

 0       500                                                         $100,000.00
 1       450       -10%     468.75   468.75  -1,600.00      N/A      $ 99,000.00
 2       425       -15%     468.75   468.75       0.00    -990.00    $ 98,010.00
 3       450       -10%     468.75   468.75       0.00    -980.10    $ 97,029.90
 4       475        -5%     475.00   475.00     776.24    -970.30    $ 96,835.84
 5       400       -20%     475.00   475.00       0.00    -774.69    $ 96,061.15

* Although B has a value on the first anniversary, it is part of the formula for the calculation of Index Increases on the first Anniversary, but is used as a comparison value in the calculation of C.



Illustration No. 6
Assumptions:
Term Length (Years)                    = 5
Beginning Indexed Value                = $100,000
Beginning S&P Index Value              = 500
Participation Rate                     = 80%
Cap                                    = 80%
Maximum S&P Index Value                = 1,000
Floor                                  = none
Minimum S&P Index Value                = unlimited





End     Value    Cumulative
 of       of      Change in  Value   Value   Value of    Value of    Indexed
Year    INDEX       INDEX     of B*  of C     Part 1     Part 2      Value

 0       500                                                        $100,000.00
 1       650        30%     < 1,000   650    4,800.00      N/A      $104,800.00
 2       485        -3%      650.00   650        0.00   4,800.00    $109,600.00
 3       475        -5%      650.00   650        0.00   4,800.00    $114,400.00
 4       450       -10%      650.00   650        0.00   4,800.00    $119,200.00
 5       430       -14%      650.00   650        0.00   4,800.00    $124,000.00

* Although B has a value on the first anniversary, it is part of the formula for the calculation of Index Increases on the first Anniversary, but is used as a comparison value in the calculation of C.

APPENDIX B

CALCULATION OF THE DEATH BENEFIT

In calculating the Death Benefit of an Index Account, the Certificate provides for the recalculation of the applicable Index Adjustment. Set forth below is the formula for calculating the Death Benefit of an Index Sub-Account and the factors specified in the Certificate for recalculating the applicable Index Increase or Index Decrease.

If the Floor is greater than 0%, the Death Benefit is the greater of the Indexed Value as of the date of death less any subsequent partial surrenders, and the Surrender Value.

In all other situations, the Death Benefit is the greater of (a) minus (b) and the Surrender Value.

    (a)
    is the Indexed Value at the start of the Sub-Account year in which death occurs, with the applicable Index Increase or Index Decrease (see "Appendix A") recalculated as follows: "E" is equal to "F" and "(B-D)" is multiplied by the sum of 1.0 plus the number of Sub-Account years from the start of such year to the end of the Term; and

    (b)
    is the sum of any partial surrenders since the start of such year.

In either case, if death occurs in the last year of a Term and the surrender occurs after the end of the Term, the death benefit is equal to the greater of the Indexed Value at the end of such Term, less any subsequent partial surrenders, and the Surrender Value.

                                      APPENDIX C

                           SCHEDULE OF STATE PREMIUM TAXES



                             Non-Tax Qualified            Tax-Qualified
                             Contracts/Certificates       Contracts/Certificates
State                        Rate of Tax                  Rate of Tax

Alabama                            1.00%                         1.00%
California                         2.35                          0.50
District of Columbia               2.00                          2.00
Kansas                             2.00                          0.00
Kentucky                           2.00                          2.00
Maine                              2.00                          0.00
Mississippi                        2.00                          0.00
Nevada                             3.50                          0.00
North Carolina                     1.75                          0.00
South Dakota                       1.25                          0.00
Virgin Islands                     5.00                          5.00
West Virginia                      1.00                          1.00
Wyoming                            1.00                          0.00

APPENDIX D

                                TELEPHONE INSTRUCTIONS

              Telephone Transfers of Values of Certificate Owner Account

1. If there are joint Certificate Owners, both must authorize Keyport to accept telephone instructions, but either Certificate Owner may give Keyport telephone instructions.

2. All callers will be required to identify themselves. Keyport reserves the right to refuse to act upon any telephone instructions in cases where the caller has not sufficiently identified himself/herself to Keyport's satisfaction.

3. Neither Keyport nor any person acting on its behalf shall be subject to any claim, loss, liability, cost or expense if it or such person acted in good faith upon a telephone instruction, including one that is unauthorized or fraudulent; however, Keyport will employ reasonable procedures to confirm that a telephone instruction is genuine and, if Keyport does not, Keyport may be liable for losses due to an unauthorized or fraudulent instruction. The Certificate Owner thus bears the risk that an unauthorized or fraudulent instruction that is executed may cause the values of a Certificate Owner Account to be lower than it would be had no instruction been executed.

4.  All conversations will be recorded with disclosure at the time of the call.

5. The application for the Certificate may allow a Certificate Owner to create a power of attorney by authorizing another person to give telephone instructions. Unless prohibited by state law, such power will be treated as durable in nature and shall not be affected by the subsequent incapacity, disability, or incompetency of the Certificate Owner. Either Keyport or the authorized person may cease to honor the power by sending written notice to the Certificate Owner at the Certificate Owner's las known address. Neither Keyport nor any person acting on its behalf shall be subject to liability for any act executed in good faith reliance upon a power of attorney.

6. Telephone authorization shall continue in force until (a) Keyport receives the Certificate Owner's written revocation, or (b) Keyport discontinues the privilege.

7. Telephone transfer instructions received by Keyport at 800-367-3653 before the close of trading on the New York Stock Exchange ("NYSE")(currently 4:00 p.m. Eastern Time) will be initiated that day based on the unit value prices calculated at the close of that day. Instructions received after the close of trading on the NYSE will be initiated the following business day.

8.  Once instructions are accepted by Keyport, they may not be canceled.

9. All transfers must be made in accordance with the terms of the Certificate and current prospectus. If the transfer instructions are not in good order, Keyport will not execute the transfer and will notify the caller within 48 hours.

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

         Not Applicable

Item 14. Indemnification of Directors and Officers

         The following provisions regarding the Indemnification of Directors and Officers of the Registrant ("Keyport") are applicable:

         By-Laws, Article IX

         Section 6 - Indemnification of Directors and Officers

         Any person who at any time serves or shall serve as a Director or Officer of the Corporation whether or not in office at the time shall be indemnified or reimbursed against and for any and all claims and liabilities to which he may be or become subject by reason of such service and against and for any and all expenses necessarily incurred or amounts paid in connection with the defense or reasonable settlement or any legal or administrative proceedings to which he is made a party by reason of such service, except in relation to matters to which he shall be finally adjudged to be liable of negligence or misconduct in the performance of his official duties. Such a right of indemnification and reimbursement shall also extend to the personal representatives of any such person. Such rights shall not be deemed exclusive of any other rights to which any such Director, officer or his personal representatives may be entitled, under any other by-law or any agreement or vote of the stockholders or Directors or otherwise.

         Consistent with such By-Laws, Keyport has obtained insurance from Liberty Mutual Insurance Company for its directors and officers that supplements the indemnification provisions of the By-Laws.

Item 15. Recent Sales of Unregistered Securities

         Not applicable

Item 16. Exhibits and Financial Statement Schedules

         Exhibits

         1         Underwriter's Agreement

         3(a) Articles of Incorporation -- Incorporated by Reference to Registration Statement on Form N-4, filed on or about February 16, 1996 (File No. 333-01043; 811-07543)

         3(b) By-Laws -- Incorporated by Reference to Registration Statement on Form N-4, filed on or about February 16, 1996 (File No. 333-01043; 811-07543)

         4(a)      Form of Group Annuity Contract

         4(b)      Form of Group Annuity Certificate

         4(c)      Form of Individual Annuity Contract

         4(d)      Group Annuity Application

         4(e)      Group Annuity Certificate Application

         4(f)      Individual Annuity Application

         4(g)      Endorsements

                    (i)   Tax-Sheltered Annuity (TSA)

                    (ii)  Corporate/Keogh 401(a) Plan (Group)
                    (iii) Corporate/Keogh 401(a) Plan (Individual)
                    (iv)  Individual Retirement Annuity (IRA) (Group)
                    (v)   Individual Retirement Annuity (IRA)
                          (Individual)
                    (vi)  Qualified Plan Endorsement

         5         Opinion regarding Legality

         21 Subsidiaries of the Registrant--Incorporated by Reference to Registration Statement on Form S-1, filed on or about March 18, 1996 (File No. 333-1783)

         23(a)          Consent of Counsel

         23(b)          Consent of Certified Public Accountants

         24 Powers of Attorney--Incorporated by Reference to Pre-Effective Amendment No. 1 to Registration Statement on Form N-4 filed on or about August 22, 1996 (File No. 333-1043; 811-7543)

         27        Financial Data Schedule

    Financial Statements

         28 Schedule I -- Incorporated by Reference to Registration Statement on Form S-1, filed on or about August 2, 1996 (File No. 333-1783)

Item 17. Undertakings

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts on February 6, 1997.


                             KEYPORT LIFE INSURANCE COMPANY



                             BY:  /s/ John W. Rosensteel*

                                  John W. Rosensteel
                                  President


* James J. Klopper has signed this document on the indicated date on behalf of Mr. Rosensteel pursuant to a power of attorney duly executed by him and included as part of Exhibit 16 in Pre-Effective Amendment No. 1 to Registration Statement on Form N-4 filed on or about August 22, 1996 (File No. 333-1043; 811-7543).

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and the dates indicated.


Signature                                        Title                 Date

(i)      Principal Executive Officer

         /s/ John W. Rosensteel*       Principal Executive Officer
         ---------------------------
             John W. Rosensteel

(ii)     Principal Financial Officer

         /s/ Paul H. LeFevre, Jr.*     Senior Vice President and
         ---------------------------   Chief Financial Officer
             Paul H. LeFevre, Jr.

(iii)    Majority of Board of Directors

         /s/ Kenneth R. Leibler*       *By: /s/ James J. Klopper
         ---------------------------        ---------------------
             Kenneth R. Leibler              James J. Klopper
                                             Attorney-in-fact

         /s/ F. Remington Ballou*            February 6, 1997
         ---------------------------
             F. Remington Ballou

         /s/ Frederick Lippitt*
         ---------------------------
             Frederick Lippitt

         /s/ Robert C. Nyman*
         ---------------------------
             Robert C. Nyman

         /s/ John W. Rosensteel*
         ---------------------------
             John W. Rosensteel

* James J. Klopper has signed this document on the indicated date on behalf of each of the above Directors and Officers of the Registrant pursuant to powers of attorney duly executed by such persons and included as part of
    Exhibit 16 in Pre-Effective Amendment No. 1 to Registration Statement on Form N-4 filed on or about August 22, 1996 (File No. 333-1043; 811-7543).

                                    EXHIBIT INDEX

                                                                         PAGE

1      Underwriter's Agreement

4(a)   Form of Group Annuity Contract

4(b)   Form of Group Annuity Certificate

4(c)   Form of Individual Annuity Contract

4(d)   Group Annuity Application

4(e)   Group Annuity Certificate Application

4(f)   Individual Annuity Application

4(g)   Endorsements

       (i)   Tax-Sheltered Annuity (TSA)
       (ii)  Corporate/Keogh 401(a) Plan (Group)
       (iii) Corporate/Keogh 401(a) Plan (Individual)
       (iv)  Individual Retirement Annuity (IRA) (Group)
       (v)   Individual Retirement Annuity (IRA) (Individual)
       (vi)  Qualified Plan Endorsement

5      Opinion regarding Legality

23(a)  Consent of Counsel

23(b)  Consent of Certified Public Accountants

27     Financial Data Schedule